EXECUTION COPY

Agreement And Plan of Merger

Among

Tellabs, Inc.

Orbit Merger Sub, Inc.

And

Ocular Networks, Inc.

Dated as of November 29, 2001

TABLE OF CONTENTS

Page

Introduction	1

SECTION 2.18	Transactions with Related Parties	18
SECTION 2.19	Insurance and List of Claims	19
SECTION 2.20	Brokers	19
SECTION 2.21	Disclosure	19

ARTICLE IV	Representations and Warranties of Merger Sub	21
SECTION 4.1	Organization and Qualification	21
SECTION 4.2	Authority	21
SECTION 4.3	No Conflict; Required Filings and Consents	22
SECTION 4.4	No Prior Activities	22

ARTICLE VI	Conditions Precedent	32
SECTION 6.1	Conditions Precedent to Each Party’s Obligation to Effect the Merger	32
(a)	Approvals	32
(b)	No Injunction	32
(c)	Stockholder Approval	32
SECTION 6.2	Conditions Precedent to Obligations of Parent	32
(a)	Performance of Obligations; Representations and Warranties	32
(b)	Consent	32
(c)	Termination of Agreements	33
(d)	Escrow Agreement	33
(e)	No Litigation or Injunction	33
(f)	FIRPTA Certificate	33
(g)	Capital Structure Certificate	33
SECTION 6.3	Conditions Precedent to the Company’s Obligations	33
(a)	Performance of Obligations; Representations and Warranties	33
(b)	Escrow Agreement	34

ARTICLE VII	Survival of Representations and Warranties; Indemnification	34
SECTION 7.1	Survival of Representations and Warranties	34
SECTION 7.2	Indemnification; Escrow Agreements	34
(a)	Indemnification	34
(b)	Indemnification Threshold and Limitations	34
(c)	Satisfaction of Indemnification Obligations; Escrow Fund	35
SECTION 7.3	Stockholders’ Representatives	35
(a)	Appointment	35
(b)	Indemnification of Stockholders’ Representatives	35
(c)	Access to Information	36
(d)	Reasonable Reliance	36
(e)	Attorney-in-Fact	36
(f)	Liability	37
(g)	Orders	37
(h)	Removal of Stockholders’ Representatives; Authority of Successor Stockholders’ Representatives	37
SECTION 7.4	Defense of Third Party Claims	38

Agreement and Plan of Merger (this “Agreement”), dated as of November 29, 2001, by and among Tellabs, Inc., a Delaware corporation (“Parent”), Orbit Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Ocular Networks, Inc., a Delaware corporation (the “Company”).

Introduction

The Boards of Directors of each of Parent, Merger Sub and the Company have determined that the merger of Merger Sub with and into the Company (the “Merger”)in accordance with the provisions of the Delaware General Corporation Law, as amended (the “DGCL”), and subject to the terms and conditions of this Agreement, is advisable and in the best interests of Parent, Merger Sub and the Company and their respective stockholders.

The Company is a Delaware corporation and has authorized 40,000,000 shares of common stock, par value $0.001 per share (“Company Common Stock”), and 13,500,000 shares of preferred stock, $0.01 par value per share (“Company Preferred Stock”), of which 5,506,573 shares have been designated Series A Preferred Stock (“Series A Preferred Stock”) and 7,993,427 shares have been designated Series B Preferred Stock (“Series B Preferred Stock” and together with the Series A Preferred Stock, the “Company Series Preferred Stock”, and the Company Preferred Stock and the Company Common Stock are referred to as the “Company Capital Stock”).

Concurrently with this Agreement certain stockholders of the Company, including each of those who also is a director or officer of the Company and persons affiliated with such persons, are entering into Stockholder Agreements with Parent in the form attached hereto as Exhibit A, pursuant to which, among other things, each such stockholder agrees to vote in favor of adoption of this Agreement and the Merger.

In consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in and other good and valuable consideration, the parties agree as follows:

ARTICLE I

The Merger

   SECTION 1.1      General.

  Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time (i) Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub shall cease and (iii) the Company shall be the surviving company (the “Surviving Company”) and shall continue its legal existence under the DGLC.

  The Merger shall become effective at the time of filing of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the DGCL, or at such later time as may be stated in the Certificate of Merger (the “Effective Time”). The closing of the Merger (the “Closing”) shall take place at the offices of Covington & Burling, 1201 Pennsylvania Avenue, N.W., Washington, DC 20004 at 10:00 A.M., two Business Days after the date on which the last of the conditions set forth in Article VI shall have been satisfied or waived, or on such other date, time and place as the Company and Parent may mutually agree (the “Closing Date”).

  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

   SECTION 1.2      Certificate of Incorporation. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time (the “Company Certificate”), shall be amended so that Article Fourth reads in its entirety as follows: “The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, $.01 par value per share.” As so amended the Company Certificate shall be the Certificate of Incorporation of the Surviving Company, until thereafter amended as provided therein and by law.

   SECTION 1.3      The By-Laws. The By-laws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be adopted at the Effective Time as the By-laws of the Surviving Company, until thereafter amended as provided therein and by law.

   SECTION 1.4      Board of Directors and Officers. From and after the Effective Time, the Board of Directors and officers of Merger Sub at the Effective Time shall be the Board of Directors and officers of the Surviving Company, each to hold office until his or her respective successors are duly elected or appointed and qualified.

   SECTION 1.5      Conversion of Securities.

  At the Effective Time, by virtue of the Merger and without any action on the part of the Company or the holders of the Company’s Capital Stock (the “Stockholders”):

    Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Company;

    Each share of Company Capital Stock held in the treasury of the Company and each share of Company Capital Stock owned by Parent shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

    The then issued and outstanding shares of Company Capital Stock (on a fully diluted basis, assuming the exercise of all options and warrants and conversion of all equity interests in the Company into shares of Company Common Stock or Series B Preferred Stock, as the case may be) shall be converted into the sum in cash of $355,000,000 (the “Aggregate Merger Consideration”) to be distributed in accordance with this Section 1.5 and Section 1.8, without interest or dividends. Subject to the provisions of Section 1.6, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than (A) shares canceled in accordance with Section 1.5(a)(ii) and (B) Dissenting Shares) shall be converted as follows:

                           (A)   Each such share of Company Common Stock and each such share of Series B Preferred Stock (in addition to the right to receive the amount specified in Section 1.5(a)(iii)(C)(1)) shall be converted into the right to receive, in cash, without interest or dividends, an amount equal to the Post Preference Merger Consideration divided by the aggregate of all then issued and outstanding shares of Company Common Stock, on a fully diluted basis, assuming the exercise of all options and warrants and conversion of all equity interests in the Company into shares of Company Common Stock other than the conversion of shares of Series A Preferred Stock; provided, however, that in the event that each share of Series B Preferred Stock would become entitled to greater than $17.70 per share pursuant to the consideration allocable to the Series B Preferred Stock in accordance with this clause (A) together with the Series B Per Share Initial Liquidation Preference, then such shares of Series B Preferred Stock shall not be entitled to any payment in excess of $17.70 out of the Post Preference Merger Consideration unless and until each share of Company Common Stock has become entitled to $17.70 hereunder, thereafter the Series Breferred Stock and the Company Common Stock shall receive ratably any remaining portion of the Post Preference Merger Consideration (the portion of such per share consideration allocable to the Series B Preferred Stock pursuant to this clause (A) being the “Series B Participating Payment” and such per share consideration allocable to the Company Common Stock pursuant to this clause (A) being the “Common Per Share Consideration”).

                           (B)   Each such share of Series A Preferred Stock shall be converted into the right to receive, in cash and without interest or dividends, $1.74 (the “Series A Per Share Consideration”).

                           (C)   Each such share of Series B Preferred Stock shall be converted into the right to receive, in cash and without interest or dividends, (1) $7.08 (the “Series B Per Share Initial Liquidation Preference”) and (2) the Series B Participating Payment (collectively, the “Series B Per Share Consideration”).

    For purposes of this Agreement, (i) the Post Preference Merger Consideration means the excess of (x) the Aggregate Merger Consideration over (y) the aggregate cash amount payable pursuant to Sections 1.5(a)(iii)(B) and 1.5(a)(iii)(C)(1); and (ii) the Common Stock Exchange Ratio shall mean the Common Per Share Consideration divided by the average, rounded down to the nearest cent, of the last reported sales price per share of Parent Common Stock on the Nasdaq National Market (“Nasdaq”) for the ten trading days immediately preceding the Effective Time.

    In calculating the consideration payable under this Section 1.5, Parent shall be entitled to rely on the representations and warranties contained in Section 2.3 and the certificate delivered pursuant to Section 6.2(g). If such representations, warranties and certificate are not correct, Parent shall have the right to adjust the Series A Per Share Consideration, the Series B Per Share Consideration and the Common Per Share Consideration and the Common Stock Exchange Ratio accordingly and, notwithstanding anything else to the contrary contained in this Agreement, in no event shall the aggregate merger consideration payable by Parent, Sub or the Surviving Corporation to the holders of equity interests in the Company in connection with the Merger or the transactions contemplated hereby exceed such consideration payable assuming such representations, warranties and certificate are correct.

  After the Effective Time, all such shares of Company Capital Stock shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto other than the right to receive the Common Per Share Consideration, the Series A Per Share Consideration or the Series B Per Share Consideration, as applicable, to be paid in consideration therefor upon the surrender of such certificate.

     SECTION 1.6      Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the consideration set forth in Section 1.5. Such stockholders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration specified in Section 1.5, without any interest thereon, upon surrender, in the manner provided in Section 1.7, of the certificate or certificates that formerly evidenced by such Dissenting Shares less the cash allocable to such stockholder to be deposited in the Escrow Fund in respect of Company Capital Stock pursuant to Sections 1.7(b) and 7.2.

    The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

     SECTION 1.7      Exchange Procedures; Distributions with Respect to Unexchanged Shares; Stock Transfer Books.

    As of the Effective Time, Parent shall deposit with the Exchange Agent for the benefit of the holders of shares of Company Capital Stock, cash in an amount sufficient to permit the payment of the Aggregate Merger Consideration into which shares of Company Capital Stock are converted (other than Dissenting Shares and other than with respect to options, warrants and restricted stock, the payout provisions of which are governed by Section 5.9) less the amount to be deposited with the Escrow Agent Pursuant to Section 7.2. (Such amount is referred to as the “Exchange Fund”).

    As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to send to each Person who was, at the Effective Time, a holder of record of certificates which represented outstanding Company Capital Stock (the “Certificates”) which shares were converted into the right to receive the consideration per share specified in Section 1.5, a letter of transmittal which (i) shall specify that delivery shall be effected and risk of loss and title to such Certificates shall pass, only upon actual delivery thereof to the Exchange Agent and (ii) shall contain instructions for use in effecting the surrender of the Certificates. Upon surrender to the Exchange Agent of all Certificates held by a holder of Company Capital Stock for cancellation, together with such letter of transmittal duly executed, such holder shall be entitled to receive in exchange therefor cash equal to the product of (x) the applicable consideration per share specified in Section 1.5 and (y) the number of shares of Company Capital Stock represented by the surrendered Certificate (less such holder’s pro rata portion of the cash to be deposited in the Escrow Fund on such holder’s behalf pursuant to Section 7.2), and the Certificates so surrendered shall then be canceled. Until surrendered as contemplated by this Section 1.7(b), each Certificate, from and after the Effective Time, shall be deemed to represent only the right to receive, upon such surrender, the cash into which such Company Capital Stock shall have been converted. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 7.2, Parent shall cause to be distributed to the Escrow Agent an amount of cash equal to 10% of the portion of the Aggregate Merger Consideration into which the outstanding shares of Company Capital Stock are converted (other than Dissenting Shares) (the “Escrow Amount”). Such cash shall be held in escrow and shall be available to settle certain contingencies as provided in the Escrow Agreement. To the extent not used for such purpose, such cash shall be released, as provided in the Escrow Agreement.

    If any cash is to be issued or paid to any Person other than the registered holder of the Certificate surrendered in exchange therefore, it shall be a condition to such exchange that such surrendered Certificate shall be properly endorsed and otherwise in proper form for transfer and such Person either (i) shall pay to the Exchange Agent any transfer or other taxes required as a result of the distribution of such cash payment to such Person or (ii) shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent or the Exchange Agent. All amounts in respect of taxes received or withheld by Parent shall be disposed of by Parent in accordance with the Code or such state, local or foreign tax law, as applicable.

    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other conditions as the Board of Directors of the Surviving Company may impose, the Surviving Company shall pay any cash in respect of such Certificate to which the holder is entitled pursuant to Section 1.8. When authorizing payment of any such cash) in exchange for such Certificate, the Board of Directors of the Surviving Company (or any authorized officer thereof) may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Surviving Company a bond in such sum as the Board of Directors may direct as indemnity against any claim that may be made against the Escrow Agent, Parent or the Surviving Company with respect to the Certificate alleged to have been lost, stolen or destroyed.

    At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock on the records of the Company. From and after the Effective Time, the holders of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law.

     SECTION 1.8      Return of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former holders of Company Capital Stock for one year after the Effective Date shall be delivered to Parent, upon its request, and any such former holders who have not theretofore surrendered to the Exchange Agent their Certificates in compliance herewith shall thereafter look only to Parent for payment of their claim for cash in respect of such Certificates. Neither Parent nor the Company shall be liable to any former holder of Company Capital Stock for any such cash held in the Exchange Fund which is delivered to a public official pursuant to an official request under any applicable abandoned property, escheat or similar law.

     SECTION 1.9      No Further Ownership Rights in Company Capital Stock. All cash delivered upon the surrender for exchange of any Certificate in accordance with the terms hereof (including any cash paid pursuant to Section 1.7 or Section 1.8) shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the Company Capital Stock previously represented by such Certificate.

     SECTION 1.10      Further Assurances. If at any time after the Effective Time the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or Assets of either the Company or Merger Sub or (b) otherwise to carry out the purposes of this Agreement, the Surviving Company and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of the Company, Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or Assets of the Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

  ARTICLE II

  Representations and Warranties of the Company

     SECTION 2.1      Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Company has the requisite power and authority to carry on its business as now being conducted and to perform the terms of this Agreement and the transactions contemplated hereby. The Company is duly qualified to conduct its business, and is in good standing, in each jurisdiction in which the ownership or leasing of its Assets or the nature of its activities in connection with the conduct of its business makes such qualification necessary, except for those jurisdictions in which the failure to be so qualified and in good standing would not have a Company Material Adverse Effect. The Company has no, and has never had any, Subsidiaries or any equity interest in any Person.

     SECTION 2.2      Certificate of Incorporation and Bylaws. The Company has delivered to Parent a complete and correct copy of the Company Certificate and the bylaws of the Company, each as amended to date. Such Company Certificate and bylaws are in full force and effect. The Company is not in violation of any of the provisions of the Company Certificate or its bylaws.

     SECTION 2.3      Capitalization. The authorized capital stock of the Company consists of 40,000,000 shares of common stock, $0.001 par value per share, of which, 20,279,627 shares are issued and outstanding, and 13,500,000 shares of preferred stock, par value $0.01 per share, of which 5,506,573 shares are designated as Series A Preferred Stock, all of which are issued and outstanding, and 7,993,427 shares are designated as Series B Preferred Stock, 5,350,195 of which are issued and outstanding. All of the issued and outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Common Stock of the Company are owned of record by the Stockholders of the Company shown on Schedule 2.3, which Schedule sets forth the number, class and series of such shares owned by each Stockholder. Except as set forth on Schedule 2.3, the Company has not granted any options, warrants or other rights, or entered into any agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company, or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in the Company (“Equity Rights”), including any securities directly or indirectly convertible into or exercisable or exchangeable for any capital stock or other equity securities of the Company. Schedule 2.3 includes with respect to each Equity Right, the name of the person holding it and the exercise price and expiration date thereof. Except as set forth on Schedule 2.3, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Stockholders of the Company on any matter. Except as set forth on Schedule 2.3, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person except for outstanding rights of the Company to repurchase unvested shares of Company Common Stock, at the original purchase price paid per share, upon the holder’s termination of service or employment with the Company. All of the issued and outstanding shares of the Company Capital Stock have been duly authorized and validly issued in accordance with applicable laws and are fully paid and non-assessable and not subject to preemptive rights. Except as set forth on Schedule 2.3, no shares of capital stock of the Company have been reserved for any purpose. Each issued and outstanding share of Series B Preferred Stock is convertible into one share of Company Common Stock. Except as set forth in Schedule 2.3, the Company is not a party to, and does not otherwise have any knowledge of the current existence of, any stockholder agreement, voting trust agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding relating to the voting, dividend, ownership or transfer rights of any shares of capital stock of the Company. The Company has provided to Parent a true and complete copy of the Company’s Stock Plan and a sample of each the agreements and other instruments referred to in this Section 2.3, including warrants, options and redemption agreements. Each of the instruments and agreements referred to in Schedule 2.3 has been made available to Parent.

     SECTION 2.4      Authority.

    The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except approval by holders of a majority of the shares of the Company Common Stock and the holders of two-thirds of the Company Preferred Stock, each voting as a separate class (the “Company Requisite Vote”). This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

    The Board of Directors of the Company has duly and unanimously approved this Agreement and the Merger and the other transactions contemplated hereby, to which the Company is a party, and has recommended adoption thereof by the Stockholders.

    Upon the execution and delivery by the Stockholder Representatives (as hereinafter defined) of the Escrow Agreement, the Escrow Agreement will constitute the valid and binding obligation of the Stockholders and Stockholder Representatives, enforceable against the Stockholders and Stockholder Representatives, in accordance with its terms.

     SECTION 2.5      No Conflict; Required Filings and Consents.

    The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations under this Agreement will not, (i) conflict with or violate the Company Certificate or the bylaws of the Company, (ii) conflict with or violate in any material respect any Law applicable to the Company, or (iii) except as set forth in Schedule 2.5(a), result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is subject.

    Except as set forth in Schedule 2.5(b), the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Government Entity by the Company, except for the filing of a Certificate of Merger under the DGCL and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”).

     SECTION 2.6      Financial Statements. Attached hereto as Schedule 2.6 are (a) the audited balance sheets of the Company as of December 31, 1999 and 2000 and the audited statements of operations and cash flows for the fiscal years ended December 31, 1999 and 2000 and (b) the unaudited balance sheet of the Company as of September 30, 2001, and the unaudited statement of operations and cash flows for the nine months then ended (collectively, the “Financial Statements”). The audited financial statements referred to in this Section 2.6 present fairly, in all material respects, the financial condition of the Company as of the respective dates and the results of operations and cash flows for the respective periods indicated and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis. Except as set forth on Schedule 2.6, the unaudited financial statements referred to in this Section 2.6 present fairly, in all material respects, the financial condition of the Company as of the respective dates and the results of operations and cash flows for the respective periods indicated and have been prepared in accordance with GAAP applied on a consistent basis except for the absence of required footnotes and subject to normal and recurring year-end audit adjustments not material in amount. All audited financial statements included in the Financial Statements are accompanied by unqualified audit reports of Arthur Andersen LLP. Except as set forth on Schedule 2.6 or as reflected in the unaudited balance sheet of the Company as of December 31, 2000 (the “Balance Sheet Date”), the Company has incurred no material liabilities, contingent or absolute, matured or unmatured, known or unknown, and knows of no basis for such liabilities, other than liabilities of the same nature as those set forth in the balance sheets as included in the Financial Statements and the notes thereto and incurred in the Ordinary Course of Business consistent with past practice after the Balance Sheet Date.

     SECTION 2.7      Absence of Certain Changes or Events. Since the Balance Sheet Date, there has been no event or set of circumstances that resulted in or is reasonably likely to result in a Company Material Adverse Effect. Except as set forth on Schedule 2.7, since the Balance Sheet Date, the Company has conducted its business in the Ordinary Course of Business, and has not (a) paid any dividend or distribution in respect of, or redeemed or repurchased any of, its capital stock; (b) incurred loss of, or significant injury to, any of the material Assets, whether as the result of any natural disaster, labor trouble, accident, other casualty, or otherwise; (c) incurred, or become subject to, any material liability (absolute or contingent, matured or unmatured, known or unknown), and knows of no basis for such liabilities, except current liabilities incurred in the Ordinary Course of Business; (d) mortgaged, pledged or subjected to any Encumbrance any of the Assets; (e) sold, leased (as lessor), exchanged, transferred or otherwise disposed of any of the Assets except in the Ordinary Course of Business, or canceled any debts or claims; (f) written down the value of any Assets or written off as uncollectible any accounts receivable, except write downs and write-offs in the Ordinary Course of Business, none of which, individually or in the aggregate, are material; (g) entered into any transactions other than in the Ordinary Course of Business; (h) made any change in any method of accounting or accounting practice; (i) made any Tax election not required by law or settled or compromised any material federal, state, local or foreign income Tax liability in excess of $50,000; or (j) made any agreement to do any of the foregoing, other than negotiations with Parent and its representatives and certain other parties regarding the transactions contemplated by this Agreement. Since the Balance Sheet Date, except as set forth on Schedule 2.7, there has not been: (a) any damage, destruction or loss (whether or not covered by insurance) or any other event materially and adversely affecting the business or Assets of the Company; (b) any forgiveness or cancellation of debts or claims owed to the Company; (c) any increase in the compensation or benefits payable or to become payable by the Company to any of the directors, officers, consultants or employees of the Company, other than salary increases in connection with customary performance reviews and customary bonuses consistent with past practices; (d) any discharge or satisfaction of any Lien or payment of any liability or obligation by the Company other than current liabilities in the Ordinary Course of Business; or (e) any agreement to do any of the foregoing, other than negotiations with Parent and its representatives and certain other parties regarding the transactions contemplated by this Agreement.

     SECTION 2.8      Ownership and Condition of the Assets. Except as set forth on Schedule 2.8, the Company is the sole and exclusive legal and equitable owner of and has good and marketable title to the Assets it purports to own (including all of the assets reflected on the Balance Sheet as being owned by it and all of the assets thereafter acquired by it, except to the extent that such assets have been disposed of after the Balance Sheet Date in the Ordinary Course of Business consistent with past practice) and such Assets are free and clear of all Encumbrances other than Permitted Encumbrances. No person or Government Entity has an option to purchase, right of first refusal or other similar right with respect to all or any part of such Assets. All of the personal property of the Company is in good working order and repair, ordinary wear and tear excepted, and is suitable and adequate for the uses for which it is intended or is being used. The assets owned, leased or licensed by the Company constitute all the assets used in its business (including, but not limited to, all books, records, computers and computer programs and data processing systems).

     SECTION 2.9      Leases. Schedule 2.9 lists all leases and other agreements under which the Company is lessee or lessor of any Asset, or holds, manages or operates any Asset owned by any third party, or under which any Asset owned by the Company is held, operated or managed by a third party. The Company is the holder of all the leasehold estates purported to be granted to such entity by the leases listed in Schedule 2.9 and is the owner of all equipment, machinery and other Assets purported to be owned by the Company thereon, free and clear of all Encumbrances other than Permitted Encumbrances. Each such lease and other agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity) and grants the leasehold estate it purports to grant free and clear of all Encumbrances other than Permitted Encumbrances. All necessary governmental approvals required to be obtained by the Company with respect thereto have been obtained, all necessary filings or registrations therefor have been made, and to the Company’s Knowledge, there have been no threatened cancellations thereof and are no outstanding disputes thereunder. The Company has performed in all material respects all obligations thereunder required to be performed by it to date. The Company is not in default in any material respect under any of the foregoing and to the Company’s Knowledge, no other party is in default in any material respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would, constitute a default on the part of the Company, or to the Company’s Knowledge, a party other than the Company.

     SECTION 2.10      Other Agreements.

    Schedule 2.10(a) is an accurate list of all material contracts and agreements to which the Company is a party, or which it or any of its property is bound, (including, without limitation, any marketing, manufacturing, distribution or OEM agreements, joint venture agreements, employment or severance contracts, loan agreements, bonds, mortgages, liens, pledges or other security agreements) used in connection with, or relating to the conduct of the business of the Company (together with the agreements listed on Schedules 2.9, 2.10(b) and 2.11, the “Contracts”). Such agreements include each agreement and contract to which the Company is a party that limits the right of the Company to engage in, or to compete with any person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company prior to the Effective Time.

    Except as set forth on Schedule 2.10(b), the Company is not:

      a party to any contract, purchase or sales orders, or commitment that involves a dollar amount in excess of $250,000 or extends for a period of twelve months or more;
      a party to any employment contracts with employees, agents or consultants or to any indemnification agreement with officers or directors;
      a party to any contract with sales or other agents, brokers, franchisees, distributors or dealers;
      a party to any partnership or joint venture agreement;
      a party to any lease or other occupancy or use agreements, oral or written, nor has the Company granted any options, rights of first refusal or security or other interests other than Permitted Encumbrances in or relating to the Assets or the business of the Company;
      a party to any agreements giving any party the right to renegotiate or require a reduction in price or refund of payments previously made in connection with the business of the Company;
      a party to any agreements for the borrowing or lending of money with respect to the business of the Company and is not a party to any guaranty agreement;
      a party to any agreements that contain any provisions requiring the Company to indemnify any other party thereto;
      a party to any agreement for the sale of goods or services to any Governmental Entity;
      a party to any agreement granting any Person a Lien on any of the Assets other than Permitted Encumbrances;
      a party to any bonus, executive or deferred compensation, profit sharing, pension or retirement, stock option or stock purchase, hospitalization, insurance, medical reimbursement or other plan, agreement or arrangement or practice providing employee or executive benefits to any officer or employee or former officer or former employee;
      a party to or bound by any non-competition, secrecy or confidentiality agreement relating to the business of the Company or the Assets or any other contract restricting its right in any material way to conduct the business of the Company at any time, in any manner or at any place in the world, or the expansion thereof to other geographical areas, customers, suppliers or lines of business; and
      a party to any agreement relating to the marketing, distribution or manufacturing of products, services, processes or technology, or any OEM agreement.

    A true and correct copy of each Contract has been made available to Parent prior to the date hereof. Each Contract is now valid, in full force and effect and enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity). The Company has not breached or improperly terminated any such Contract, the effect of which could have a Company Material Adverse Effect, and neither the Company nor, to the Knowledge of the Company, any third party is in default under any such Contract, the effect of which would have a Company Material Adverse Effect. To the Knowledge of the Company there exists no condition or event which, after notice or lapse of time or both, would constitute any such breach, termination or default.

     SECTION 2.11      Real Property. Schedule 2.11 contains a list of all leasehold interests in real estate, easements, rights to access, rights-of-way and other real property interests which are owned, or are leased, used or held for use by the Company (collectively, the “Real Property”). The Real Property listed in Schedule 2.11 constitutes all real property interests necessary to conduct the business and operations of the Company as now conducted. The Company is not aware of any easement or other real property interest, other than those listed in Schedule 2.11, that is required, or that has been asserted by a Government Entity to be required, to conduct the business and operations of the Company. The Company has made available to Parent true and complete copies of all deeds, leases, easements, rights-of-way and other instruments pertaining to the Real Property (including any and all amendments and other modifications of such instruments). All Real Property (including the improvements thereon) (i) is in good condition and repair other than conditions that do not adversely affect its use by the Company and consistent with its present use, (ii) is available to the Company for immediate use in the conduct of its business and operations, and (iii) to the Knowledge of the Company complies in all material respects with all applicable building or zoning codes and in the regulations of any Government Entity having jurisdiction.

     SECTION 2.12      Environmental Matters.

    The Company has complied in all material respects with all Environmental Laws. There are no pending or, to the Knowledge of the Company, threatened actions, suits, claims, legal proceedings or other proceedings against the Company based on any Environmental Laws, and the Company has not received any notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Government Entity or any other person arising out of or attributable to: (i) the current or past presence at any part of the Real Property of Hazardous Materials (as defined below) or any substances that pose a hazard to human health or an impediment to working conditions; (ii) the current or past release or threatened release into the environment from the Real Property (including, without limitation, into any storm drain, sewer, septic system or publicly owned treatment works) of any Hazardous Materials or any substances that pose a hazard to human health or an impediment to working conditions; (iii) the off-site disposal of Hazardous Materials originating on or from the Real Property; (iv) any facility operations or procedures of the Company which do not conform to requirements of the Environmental Laws; or (v) any violation of Environmental Laws at any part of the Real Property or otherwise arising from the Company’s activities involving Hazardous Materials.

    The Company has been duly issued, and currently has all material permits, licenses, certificates and approvals required to be maintained by the Company under any Environmental Law with respect to the use of the Real Property by the Company. A true and complete list of such permits, licenses, certificates and approvals, all of which are valid and in full force and effect, is set out in Schedule 2.12. Except in accordance with such permits, licenses, certificates and approvals, there has been no discharge of any Hazardous Materials or any other material regulated by such permits, licenses, certificates or approvals.

    None of the Real Property contains any underground storage tanks, or underground piping associated with such tanks, used currently or in the past for Hazardous Materials.

     SECTION 2.13      Litigation. Except as set forth on Schedule 2.13, the Company is not directly involved in any pending action, suit, investigation, claim, arbitration or litigation and, to the Knowledge of the Company, no such matter is threatened against or involving the Company, or the Assets, at law or in equity, or before or by any court, arbitrator or Government Entity, in each case, which could, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. The Company is not operating under, and is not subject to, any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Governmental Entity. No property or Assets of the Company has been taken or expropriated by any federal, state, provincial, municipal or other Government Entity nor has any notice or proceeding with respect to thereof been given or commenced, nor is the Company aware of any intent or proposal by any Governmental Entity to give any such notice or commence any such proceeding.

     SECTION 2.14      Compliance with Laws. The Company is in compliance in all material respects with all Laws applicable to the Assets and its business and operations, including all Laws applicable to the Company’s relationship with its employees.

     SECTION 2.15      Intellectual Property.

    The Company has all right, title, interest and license rights necessary to use all material intellectual property used in the business, activities and products of the Company as of the date hereof (the “Intellectual Property Rights”). There are no claims or demands against the Company by any other Person pertaining to any of such Intellectual Property Rights and no proceedings have been instituted, or are pending or to the Knowledge of the Company, threatened, which challenge the rights of the Company in respect thereof. The Company has the right to use, without infringing or otherwise violating the rights of others, all customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for or incident to its products or its business as presently conducted.

    Schedule 2.15(b) lists all patents, patent applications, registered trademarks, trademark applications and registrations and registered copyrights owned or licensed by or registered in the name of the Company or used by the Company in its business, activities or products as of the date hereof. All of such patents, patent applications, registered trademarks, trademark applications and registrations and registered copyrights, if any, have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on Schedule 2.15(b), and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such jurisdiction except as set forth on Schedule 2.15(b). Except as disclosed in Section 2.15(b): (i) to the Company’s Knowledge, all such patents, registrations and applications are not subject to any oppositions, abandonments, cancellations, interferences or other challenges or proceedings; and (ii) the Company has the sole and exclusive right to bring actions for infringement or unauthorized use of all such patents or registrations, or patents or registrations that result from such applications, and there is no basis for any such action to the Knowledge of the Company. True and complete copies of all such patents, registrations and applications have been furnished to Parent.

    All licenses or other agreements under which the Company is granted or otherwise transferred rights in Intellectual Property Rights are listed on Schedule 2.15(c). All such licenses or other Agreements are in full force and effect, there is no material default by the Company or, to the Company’s Knowledge, any party thereto. To the Company’s Knowledge, the licensors or transferor under such licenses and other agreements have and had all requisite power and authority to grant or transfer the rights purported to be conferred thereby. True and complete copies of all such licenses or other Agreements, and any amendments thereto, have been furnished to Parent.

    All licenses or other agreements under which the Company has granted or otherwise transferred rights to others in Intellectual Property Rights owned or licensed by the Company are listed on Schedule 2.15(d). Licenses granted by the Company in the sale of its products to others protect the Company’s Intellectual Property Rights in a manner that is consistent with standard industry practice. All of such licenses or other agreements are in full force and effect, there is no material default by the Company, or to the Company’s Knowledge, by any party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been furnished to Parent.

    The Company has taken all reasonable steps it believes to be required in accordance with sound business practice to establish and preserve its sole ownership of all material patent, copyright, mask work, trade secret and other proprietary rights with respect to its business, products and technology, and the Company has established and preserved its sole ownership of all such patent, copyright, mask work, trade secret and other proprietary rights. The Company has required all professional and technical employees and independent contractors to execute written agreements that validly operate to assign to the Company, or otherwise vest in the Company, sole ownership of such rights. To the Company’s Knowledge, the conveying party(ies) under such agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby. The Company does not jointly hold any ownership rights with any other person or Government Entity nor does any person or Government Entity have any option to license or franchise, right of first refusal, or other similar rights with respect to the Intellectual Property Rights. No aspect of the Company’s business or products have been developed pursuant to or are otherwise subject to any governmental grant or any other right of any Government Entity. The Company has required all employees, contractors, consultants or other Persons having access to valuable non-public information of the Company to execute written agreements under which such Persons are required to maintain the confidentiality of such information and under which the use thereof is restricted to use for the exclusive benefit of Company as directed by Company. Except as set forth on Schedule 2.15(e), all such agreements governing access to valuable non-public information of the Company require the confidentiality of such information to be maintained perpetually and limit access to only those Persons who are bound by the obligations of the agreement and who also have a need to know such information. The Company does not have Knowledge of any infringement or other violation by others of any Intellectual Property Rights of the Company. All employees of the Company have each signed agreements in accordance with the form of Invention and Non-Disclosure Agreement and form of Non-Competition Agreement set forth in Schedule 2.15(e). In the conduct of the business of the Company, no employee of the Company has made any unauthorized use of any proprietary information or technology owned by a former employer of the employee or by any other third party. True and complete copies of all agreements described by this Section 2.15(e) have been furnished to Parent. Moreover all such agreements are in full force and effect, and there is no material default by the Company, or to the Company’s Knowledge, by any other party thereto. Neither the Company, nor its employees or agents, have taken any action or failed to take any action which adversely affects in a material manner the Company’s rights in any of the Intellectual Property Rights. Moreover, the transactions contemplated by this Agreement or any ancillary agreement shall have no adverse effect on the Intellectual Property Rights, and the Company’s rights thereto immediately after the Effective Time shall be identical to the Company’s rights immediately prior to the Effective Time.

    Except as set forth on Schedule 2.15(f), the business, activities and products of the Company as of the date hereof do not infringe or otherwise violate any intellectual property rights of any other Person. No proceeding charging the Company with infringement or other violation of any intellectual property rights has been filed or, to the Knowledge of the Company, is threatened to be filed. Moreover, there is and has been no claim received by the Company which charges the Company with infringement or other violation of any intellectual property rights, nor to the Knowledge of the Company is there any basis for any such claim.

    To the Knowledge of the Company, the Company’s released products operate in all material respects in accordance with specifications. The Company is not aware of any material defects in the Company’s released products.

    To the Knowledge of the Company, the products and services provided to the Company under the agreement set forth in Section III of Schedule 2.10(a) and marked with an asterisk will, after the date hereof, remain generally available to the Company.

     SECTION 2.16      Taxes and Assessments. The Company has (i) timely filed all Tax Returns required to have been filed by the Company; all such Tax Returns are complete and accurate in all material respects and disclose all Taxes required to be paid by the Company for the periods covered thereby and all Taxes shown to be due on such Tax Returns have been timely paid; (ii) duly and timely paid all Taxes which have become due and payable by it, and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return or the payment of any Tax; (iii) received no written notice of, nor does the Company have any Knowledge of, any notice of deficiency or assessment or proposed deficiency or assessment from any taxing Governmental Entity; (iv) no Knowledge of any audits pending and there are no outstanding agreements or waivers by the Company that extend the statutory period of limitations applicable to any Tax Returns or Taxes; and (v) not entered into any discussions with any taxing Governmental Entity about any Tax liability where such Governmental Entity has questioned the accuracy of a specific item included on or omitted from a Tax Return filed by the Company. Since the inception of the Company, the Tax Returns of the Company have never been audited by any taxing Governmental Entity. There are no Liens on any property of the Company that arose in connection with any failure (or alleged failure) to pay any material Tax when due. The Company has withheld from each payment made to any of its past or present employees, officers or directors, and to any other Person, the amount of Taxes and other deductions required to be withheld therefrom and has paid the same (or set aside for timely payment) to the proper Governmental Entity or other receiving officers within the time required under applicable Laws. The provision for Taxes of the Company, if any, as shown in the Financial Statements is adequate for Taxes due or accrued as of the date thereof. The Company is not, and has not been within the time period prescribed by Section 897(c)(1)(A)(ii), a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. As a result of the transactions contemplated by this Agreement, the Company will not be obligated to make a payment that would be an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code. The Company is not party to any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes the Company. Neither the Company nor any predecessor is or has ever been a member of (i) any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) or (ii) any other group of corporations or entities which files or has filed Tax Returns on a combined, consolidated or unitary basis.

     SECTION 2.17      Employment and Benefit Matters.

    Pension and Benefit Plans and Other Arrangements. Schedule 2.17(a) lists each employee benefit and compensation plan, program, arrangement and contract (including, without limitation, any “employee benefit plan” as defined by Section 3(3) of ERISA), applicable to employees of the Company to which it has contributed or under which it has, or could have, any material liability (collectively, the “Company Benefit Plans”). The Company has made available to Parent, to the extent they exist, a true and correct copy of (i) the most recent annual report (Form 5500 series) filed with the Internal Revenue Service (the “IRS”) with respect to each Company Benefit Plan or similar report of the jurisdiction in which such employee benefit plan is located, (ii) each such Company Benefit Plan document, (iii) each trust agreement or other funding vehicle relating to each such Company Benefit Plan, (iv) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required, and (v) the most recent determination letter issued by the IRS with respect to any Company Benefit Plan qualified under Section 401(a) of the Code or similar report of the jurisdiction in which such employee benefit plan is located. Neither the Company nor any entity considered to be a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) has at any time during the past six years had any obligation to contribute to, or had any liability under, a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA. Neither the Company nor any ERISA Affiliate has any liability or obligation under any welfare plan or agreement to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code. Schedule 2.17(a) contains a list of all plans, programs, agreements and other arrangements of the Company with or relating to its current and former employees containing change of control or similar provisions. No current or former employee of the Company has any Company Stock Options, Company Warrants or shares of restricted Company Common Stock that provide for acceleration of vesting solely as a result of the Merger. The Company is not a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

    Compliance. The Company has complied, in all material respects, with all applicable provisions of the Company Benefit Plans and the Code, ERISA, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Securities Act of 1933, as amended (the “Securities Act”), and all other Laws pertaining to the Company Benefit Plans or the Company’s relations with its employees, and other employee or employment related benefits, and all premiums and assessments relating to all Company Benefit Plans. The Company has no liability for any delinquent contributions within the meaning of Section 515 of ERISA (including, without limitation, related attorneys’ fees, costs, liquidated damages and interest) or for any arrearages of wages. The Company has no pending unfair labor practice charges, contract grievances under any collective bargaining agreement, other administrative charges, claims, grievances or lawsuits before any court, governmental agency, regulatory body, or arbiter arising under any Law governing any Plan, and, to the Knowledge of the Company, there exist no facts that could reasonably be expected to give rise to such a claim. Except as set forth on Schedule 2.17(b), all Company Benefit Plans that are intended by their terms to be, or are otherwise treated by the Company as, qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending and, to the Knowledge of the Company, all Company Benefit Plans are so qualified in operation.

    Collective Bargaining Agreements. There are no collective bargaining agreements applicable to the Company’s employees and the Company has no duty to bargain with any labor organization with respect to any such persons. There is not pending any demand for recognition or any other request or demand from a labor organization for representative status with respect to any persons employed by the Company.

    Employee Information. The Company has made available to Parent a list of the names, positions and rates of compensation of all officers, directors, employees and consultants of the Company, as of the date hereof, showing each such person’s name, positions, and annual remuneration, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year. With respect to any persons employed by the Company, the Company is in material compliance with all Laws respecting employment conditions and practices, has withheld all amounts required by any applicable Laws to be withheld from wages and has not been assessed any Taxes or penalties for failure to comply with any of the foregoing.

    Employment Practices. Except as set forth on Schedule 2.17(e), with respect to any persons employed by the Company, (i) the Company has not engaged in any unfair labor practice within the meaning of the National Labor Relations Act and has not violated any legal requirement prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, or handicap in its employment conditions or practices; and (ii) there are no pending or, to the Knowledge of the Company, threatened unfair labor practice charges or discrimination complaints relating to race, color, national origin, sex, religion, age, marital status, or handicap against the Company before any Government Entity nor, to the Knowledge of the Company, does any basis therefor exist.

    Contributions to the Company Benefit Plans. All contributions to, and payments from, each Company Benefit Plan which may have been required to be made in accordance with the terms of such plan, and, where applicable, the laws of the jurisdiction which govern such plan, have been made in a timely manner, and all material reports, returns and similar documents (including applications for approval of contributions) with respect to any Company Benefit Plan required to be filed with any Government Entity or distributed to any participant of such plan have been duly filed on a timely basis or distributed. The Assets of each Company Benefit Plan subject to Title IV of ERISA are at least equal to the liabilities of such plan based on the actuarial assumptions utilized in the most recent valuation performed by an actuary for such plan.

    Immigration Laws. The Company has complied, in all material respects, with all Laws governing the employment of personnel by U.S. companies and the employment of non-U.S. nationals in the United States, including, but not limited to, the Immigration and Nationality Act 8 U.S.C. Sections 1101 et seq. and its implementing regulations.

     SECTION 2.18      Transactions with Related Parties. Except as set forth on Schedule 2.18, neither any present or former officer, director, stockholder of the Company or person known by the Company to be an Affiliate of any of them, is currently a party to any transaction or agreement with the Company, including, without limitation, any agreement providing for the employment of, furnishing of services by, rental of Assets from or to, or otherwise requiring payments to, any such officer, director, stockholder or Affiliate.

     SECTION 2.19      Insurance and List of Claims. Schedule 2.19 contains a list of all policies of title, property, fire, casualty, liability, life, workmen’s compensation, libel and slander, and other forms of insurance of any kind relating to the business and operations of the Company in each case which are in full force and effect as of the date hereof. The Company has made available to Parent true and correct copies of all such policies. All such policies: (a) are sufficient for compliance by the Company with all requirements of applicable Law and of all licenses, franchises and other agreements to which the Company is a party; and (b) are valid, outstanding, and enforceable policies. All premiums due and payable on all such policies have been paid. The Company shall maintain such insurance or comparable insurance in full force and effect through the Effective Time. The Company has complied with each such insurance policy and has not failed to give any material notice or to present any material claim thereunder in a due and timely manner.

     SECTION 2.20      Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Company, except for a fee to be paid by the Company to Thomas Weisel Partners LLC upon consummation of the Merger (as reflected in an agreement between Thomas Weisel Partners LLC and the Company, a copy of which has been furnished to Parent).

     SECTION 2.21      Disclosure. True and complete copies of all documents listed in the Schedules to this Agreement have been made available or provided to Parent. The books of account, stock record books and other financial and corporate records of the Company, all of which have been made available to Parent, are materially complete and correct and have been maintained in accordance with good business practices, including the maintenance of an adequate system of internal accounting controls, and such book and records are accurately reflected in the Financial Statements. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action by, the stockholders and the board of directors (and committees thereof) of the Company, and no meeting of any such stockholders or board of directors (or committees thereof) has been held for which minutes have not been prepared and are not contained in such minute books.

     SECTION 2.22      Takeover Statutes. To the Knowledge of the Company, no state takeover statutes are applicable to the Merger, this Agreement or the Stockholders’ Agreement, and the transactions contemplated hereby and thereby.

  ARTICLE III

  Representations and Warranties of Parent

     Parent represents and warrants to the Company as follows:

     SECTION 3.1      Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the requisite power and authority to own, lease and operate its Assets and properties, to carry on its business as now being conducted and to perform the terms of this Agreement and the transactions contemplated hereby. Parent is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the ownership or leasing of its properties or the nature of its activities in connection with the conduct of its business makes such qualification necessary, except for those jurisdictions in which the failure to be so qualified and in good standing would not have a Parent Material Adverse Effect.

     SECTION 3.2      Certificate of Incorporation and Bylaws. Parent has previously made available to Company complete and correct copies of its Certificate of Incorporation and Bylaws, as amended to date (together, the “Parent Charter Documents”). Such Parent Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect.

     SECTION 3.3      Authority. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

     SECTION 3.4      No Conflict; Required Filings and Consents.

    The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent, (ii) conflict with or violate any Law applicable to Parent or its Assets and properties, or (iii) result in any breach of or constitute a default (or an event which with the notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent is bound, or by which any of its properties or Assets is subject, except such breach or default which would not result in a Parent Material Adverse Effect.

    The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Government Entity other than the filing of a Certificate of Merger under the DGCL, the filings under the Hart-Scott-Rodino Act and any filings, consents, approvals, permits or authorizations required outside of the United States.

     SECTION 3.5      Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, except for the fee to be paid by Parent to Credit Suisse First Boston.

     SECTION 3.6      SEC Filings. Parent has filed all reports, forms and other documents (“Parent SEC Documents”) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2001. The Parent SEC Documents (i) at the time filed, complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents and (ii) did not, at the time they were filed, contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents as of their respective dates comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments not material in amount).

     SECTION 3.7      Absence of Certain Changes or Events. Since September 30, 2001, there has not been any event or set of circumstances that resulted in or is reasonably likely to result in a Parent Material Adverse Effect.

     SECTION 3.8      Sufficient Funds. At the Effective Time, Parent will have available funds sufficient to perform its obligations hereunder.

  ARTICLE IV

  Representations and Warranties of Merger Sub

     Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

     SECTION 4.1      Organization and Qualification. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub has the requisite power and authority to own, lease and operate its Assets and properties, to carry on its business as now being conducted and to perform the terms of this Agreement and the transactions contemplated hereby. Merger Sub is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the ownership or leasing of its properties or the nature of its activities in connection with the conduct of its business makes such qualification necessary.

     SECTION 4.2      Authority. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

     SECTION 4.3      No Conflict; Required Filings and Consents.

    The execution and delivery of this Agreement by Merger Sub does not, and the performance by Merger Sub of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of Merger Sub, (ii) conflict with or violate any Law applicable to Merger Sub or its Assets and properties, or (iii) result in any breach of or constitute a default under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub is bound, or by which any of its properties or Assets is subject.

    The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement by Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Government Entity, except for the matters referred to in Section 3.4(b) and the filing of the Certificate of Merger under the DGCL.

     SECTION 4.4      No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any other person. As of the date hereof and the Effective Time, all of the outstanding capital stock of Merger Sub is and will be directly owned by Parent.

  ARTICLE V

  Conduct of Business Pending Closing

     SECTION 5.1      Conduct of Business Pending Closing. From the date hereof until the Closing, the Company shall:

    maintain its existence in good standing;

    maintain the character of its business and properties and conduct its business in the ordinary and usual manner consistent with past practices, except as expressly permitted or required by this Agreement;

    maintain business and accounting records consistent with past practices; and

    use commercially reasonable efforts (a) to preserve its business intact, (b) to keep available to the Company the services of its present officers and employees, and (c) to preserve for the Company the goodwill of its suppliers, customers and others having business relations with the Company.

     SECTION 5.2      Prohibited Actions Pending Closing. Unless otherwise listed on Schedule 5.2, or otherwise expressly required by this Agreement, or approved by Parent in writing, from the date hereof until the Closing, the Company shall not:

    amend or otherwise change the Company Certificate or the bylaws of the Company;

    issue or sell or authorize for issuance or sale (other than any issuance of Company Capital Stock upon the exercise of any outstanding option or warrant to purchase Company Capital Stock which option or warrant was issued prior to the date hereof in accordance with the terms of the relevant stock option or warrant agreement and the terms of which are disclosed on Schedule 2.3 or which are subsequently issued in accordance with the succeeding limitations of this Section 5.2(ii)), or grant any options or make other agreements with respect to, any shares of its capital stock or any other of its securities, except for stock options to purchase Company Common Stock which may be granted to non-executive employees under the Company’s Stock Plan in accordance with past practices (including promotion and new hire grants), provided that (A) the exercise price per share of each such option is not less than the greater of the Common Per Share Consideration and fair market value per share of Company Common Stock on the grant date, and (B) options for no more than 255,123 shares of Company Common Stock are issued in the aggregate pursuant hereto;

    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock;

    reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock except for repurchases of unvested shares in connection with the termination of any employee pursuant to stock option or purchase agreements disclosed on Schedule 2.3;

    incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except for borrowings pursuant to section 5.13 of the Merger Agreement and the Interim Note.

    acquire (including, without limitation, by merger, consolidation, or acquisition of stock or Assets) any corporation, partnership, other business organization or any division thereof or any material amount of Assets;

    enter into any contract or agreement other than contracts or agreements entered into in the Ordinary Course of Business consistent with past practice that (1) would not be required to be listed on Schedule 2.9 or 2.10 if in effect on the date hereof or (2) are customer contracts; or

    authorize any capital commitment or capital lease which is in excess of $500,000 or capital expenditures which are, in the aggregate, in excess of $500,000;

    mortgage, pledge or subject to Encumbrance, any of its Assets or properties or agree to do so;

    assume, guarantee or otherwise become responsible for the obligations of any other Person or agree to so do;

    enter into or agree to enter into or amend any employment agreement (other than offer letters and letter agreements with employees hired after the date hereof entered into in the Ordinary Course of Business);

    increase the compensation payable or to become payable to its directors, officers, employees or consultants, or grant any severance or termination pay to, or enter into any severance agreement with any director, officer or other employee or consultant of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer, employee or consultant, except that (A) the Company may make reasonable salary increases in connection with the customary officer and employee performance review process and pay customary bonuses consistent with past practices and (B) the Company may make any amendments to existing employee benefit plans to the extent necessary to maintain their compliance with applicable Laws;

    take any action to change in any respect its accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivables);

    make any Tax election not required by law or settle or compromise any material federal, state, local or foreign income Tax liability in excess of $50,000;

    commence any suit, or settle or compromise any pending or threatened, suit, action or claim;

    pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business and consistent with past practice, of liabilities reflected or reserved against in the latest balance sheet included in the Financial Statements provided to Parent or subsequently reasonably incurred in the Ordinary Course of Business and consistent with past practice;

    sell, assign, transfer, license, sublicense, pledge or otherwise encumber any assets other than (1) the sale or license of products or inventory in the Ordinary Course of Business and consistent with past practice to customers (and the sublicense to such customers of the related Intellectual Property Right in connection with such sale or license of inventory, in each case in the Ordinary Course of Business and consistent with past practice) or (2) the sale or other transfer of tangible assets that are individually and in the aggregate de minimus;

    amend any contract or agreement listed on Schedule 2.9, 2.10 or 2.15;

    unless the employees to be hired are within the Company’s head count plan for fiscal 2001, which contemplates 170 total Company personnel by December 31, 2001, hire any new employees without Parent’s consent, which consent will not be unreasonably withheld; or

    announce an intention, commit or agree to do any of the foregoing.

     SECTION 5.3      Access; Documents; Supplemental Information.

    From and after the date hereof until the Closing, the Company shall afford, and, with respect to clause (ii) below, shall use its commercially reasonable efforts to cause the independent certified public accountants for the Company to afford, (i) to the officers, independent certified public accountants, counsel and other representatives of Parent and Merger Sub, upon reasonable notice, access at all reasonable times to the properties, books and records including Tax Returns filed and those in preparation of the Company and the right to consult with the officers, employees, accountants, counsel and other representatives of the Company in order that Parent and Merger Sub may have opportunity to make such investigations as it shall deem necessary of the operations, properties, business, financial condition and prospects of the Company, (ii) to the independent certified public accountants of Parent and Merger Sub, access at all reasonable times to the work papers and other records of the accountants relating to the Company, and (iii) to Parent and Merger Sub and their respective representatives, such additional financial and operating data and other information as to the properties, operations, business, financial condition and prospects of the Company as Parent and Merger Sub shall from time to time reasonably require; provided that all requests for information, to visit offices or properties or to interview the Company’s officers, employees, accountants, counsel or other representatives shall be directed to and coordinated with the Company’s CEO, or such person or persons as the Company shall designate; provided further that any information and documents received by Parent or its representatives (whether furnished before or after the date of this Agreement) shall be held in strict confidence in accordance with the Confidentiality and Non-Disclosure Agreement, dated July 24, 2001, as amended, between the Company and Parent (the “Confidentiality Agreement”), which shall remain in full force and effect pursuant to the terms thereof as though the Confidentiality Agreement had been entered into by the parties on the date of this Agreement, notwithstanding the execution and delivery of this Agreement or the termination hereof.

    From the date of this Agreement through and including the Closing, the Company will furnish to Parent copies of any notices, documents, requests, court papers, or other materials received from any governmental agency or any other third party with respect to the transactions contemplated by this Agreement.

     SECTION 5.4      No Solicitation. The Company shall not, nor shall it authorize or permit any of its Affiliates or any officer, director, employee, investment banker, attorney or other adviser or representative of the Company or any of its Affiliates to (a) solicit, initiate, or encourage the submission of, any Acquisition Proposal (as hereinafter defined), (b) enter into any agreement with respect to any Acquisition Proposal or (c) participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal other than the transactions contemplated hereby; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors at any time prior to the time the Merger has been approved by the Company’s stockholders from: (a) providing information in response to a request therefor by a Person who has delivered to the Board of Directors of the Company an unsolicited bona fide written Acquisition Proposal if the Board of Directors of Company receives from the Person so requesting such information an executed confidentiality agreement the terms of which are (without regard to the terms of the Acquisition Proposal) (i) no less favorable to the Company and (ii) no less restrictive on the Person requesting such information than those contained in the Confidentiality Agreement; or (b) engaging in negotiations or discussions with a Person who has delivered to the Board of Directors of the Company an unsolicited bona fide written Acquisition Proposal; if, and only to the extent that, in each such case referred to in clause (a) or (b) above, (x) the Board of Directors of the Company determines in good faith (after reviewing the advice of its financial advisor and outside legal counsel) that the Acquisition Proposal, if accepted, is likely to be consummated, (y) the Board of Directors of the Company determines in good faith (after reviewing the advice of its financial adviser) that the Acquisition Proposal would, if consummated, result in a transaction that is more favorable to the Company’s stockholders (with respect to financial terms) than the Merger (any Acquisition Proposal as to which such determinations are made being referred to in this Agreement as a “Superior Proposal”) and (z) the Board of Directors determines in good faith (after receiving advice of outside legal counsel) that taking such action is required in the exercise of its fiduciary duties under applicable law. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.4 by any officer, director, employee, investment banker, attorney, employee, or other adviser or representative of the Company or any of its Affiliates, whether or not such Person is purporting to act on behalf of the Company or any of its Affiliates or otherwise, shall be deemed to be a breach of this Section 5.4 by the Company and its Affiliates. Nothing in this Section 5.4 shall permit the Company to enter into any agreement, orally or in writing, with respect to an Acquisition Proposal during the term of this Agreement (other than a confidentiality agreement as described above). “Acquisition Proposal” means any proposal for a merger or other business combination involving the Company or any proposal or offer to acquire in any manner, directly or indirectly, 10% or more (for purposes of this Section 5.4) or 20% or more (for purposes of Section 8.4) of the equity securities, voting securities or Assets of the Company (except in connection with employee stock option grants or exercises or warrant exercises to the extent such warrant is listed on Schedule 2.3). The Company will, and except as otherwise provided in this Agreement, will cause its Affiliates to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Persons (other than Parent and its representatives) conducted heretofore with respect to any Acquisition Proposal, and will not pursue, directly or indirectly, any Acquisition Proposal received on or prior to the date of this Agreement from any Person (other than Parent and its representatives).

     The Company shall advise Parent orally (within one business day) and in writing (as promptly as practicable) of (i) any Acquisition Proposal or any inquiry with respect to or which could lead to any Acquisition Proposal, (ii) the material terms of such Acquisition Proposal and (iii) the identity of the Person making any such Acquisition Proposal or inquiry. The Company will keep Parent fully informed of the status and details of any such Takeover Proposal or inquiry.

     During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality agreement relating to an Acquisition Proposal or standstill agreement to which the Company is a party (other than any involving Parent). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

     SECTION 5.5      Stockholder Meeting.

    Whether or not the Board of Directors of the Company shall take any action permitted by the third sentence of this Section 5.6, the Company shall cause a meeting of its stockholders (the “Stockholders’ Meeting”) to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on the adoption of this Agreement or shall solicit written consents of stockholders for such purpose. The Board of Directors of the Company shall (i) include in the Information Statement (defined below) prepared therefor its recommendation in favor of adoption of the Merger Agreement (the “Board Recommendation”) and (ii) use commercially reasonable efforts to obtain the necessary vote in favor of the adoption of this Agreement by its stockholders. The Board of Directors of the Company shall not withdraw, amend, modify or qualify in a manner adverse to Parent the Board Recommendation (or announce its intention to do so), except that, prior to the receipt of the Company Requisite Vote, the Board of Directors of the Company shall be permitted to withdraw, amend, modify or materially qualify in a manner adverse to Parent the Board Recommendation, following three Business Days’ prior notice to Parent, but only if (A) the Company has complied in all respects with this Agreement, including Section 5.4, and (B) after receiving advice of its outside legal counsel, the Board of Directors determines in good faith that the Merger is not in the best interests of the stockholders of the Company and that, therefore, it is required to withdraw, amend or modify the Board Recommendation in order to satisfy its fiduciary duties to the stockholders of the Company under applicable law.

    As soon as practicable after the date hereof, the Company shall prepare, with the cooperation of Parent, an information statement for the stockholders of the Company (the “Information Statement”) to approve this Agreement, the Merger and the transactions contemplated hereby and thereby. Parent and the Company shall each use its reasonable best efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Information Statement. The Company shall promptly advise Parent, and Parent shall promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Information Statement shall contain the Board Recommendation. Notwithstanding anything to the contrary contained herein, the Company shall not include in the Information Statement any information which information shall not have been approved by Parent prior to such inclusion.

     SECTION 5.6      Filings; Other Actions; Notification. The Company and Parent each shall from the date hereof until the Effective Time cooperate with the other and use its commercially reasonable efforts to cause to be done all things necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity, including filings under the Hart-Scott-Rodino Act, in order to consummate the Merger or any of the other transactions contemplated by this Agreement.

     SECTION 5.7      Information. The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby.

     SECTION 5.8      NASDAQ Listing. As soon as practicable after the Effective Time, Parent shall list on NASDAQ the shares of Parent Common Stock to be issued upon exercise of Substitute Options.

     SECTION 5.9      Company Stock Options; Company Warrants.

    Concurrent with the Effective Time, each stock option to purchase Company Common Stock (the “Company Stock Options”) which is outstanding immediately prior to the Effective Time pursuant to the Company’s Stock Plan shall together with each such Stock Plan, be assumed by Parent and shall thereby be converted into an option (an “Assumed Option”) to purchase the number of shares of Parent Common Stock (decreased to the nearest full share) determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Common Stock Exchange Ratio, at an exercise price per share of Parent Common Stock (increased to the nearest whole cent) equal to the exercise price per share of Company Common Stock in effect under such Company Stock Option immediately prior to the Effective Time divided by the Common Stock Exchange Ratio. Except for the foregoing adjustments, all the terms and conditions in effect for each Assumed Option immediately prior to the Effective Time shall continue in effect following the assumption of such option in accordance with this Agreement. The Company agrees that it will not grant any stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Company Stock Options in lieu of the substitution therefor of Assumed Options. The Company shall take all actions necessary to assure that no acceleration of vesting of Assumed Options shall occur solely as a result of the Merger.

    It is the intention of the parties that the Company Stock Options so assumed by Parent shall qualify, immediately after the Effective Time, as “Incentive Stock Options” under Section 422 of the Code to the same extent those options qualified as such Incentive Stock Options immediately prior to the Effective Time. Accordingly, the adjustments provided herein with respect to any Company Stock Options that are Incentive Stock Options shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

    Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the exercise of the Assumed Options. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices to the effect that such Assumed Options shall continue in effect on the same terms and conditions as the Company Stock Options (subject to the adjustment set forth in this Section 5.10).

    As soon as practicable after the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares subject to the Assumed Options. Such registration statement shall be kept effective (and the current status of the prospectus required thereby shall be maintained in accordance with the relevant requirements of the Securities Act and the Exchange Act) at least for so long as any Assumed Options remain outstanding.

    Concurrent with the Effective Time, each warrant to purchase Company Capital Stock that is then outstanding and exercisable as described in Schedule 2.3 (each, a “Company Warrant”), without any action on the part of the holder, shall be deemed assumed by Parent and shall constitute a warrant to acquire, on the same terms and conditions as were applicable under such Company Warrant, cash equivalent to (A) the number of shares of Company Capital Stock that could have been purchased immediately prior to the Effective Time under such Company Warrant multiplied by (B) the Common Per Share Consideration, in the case of a Company Warrant to acquire Company Common Stock, or the Series B Per Share Consideration, in the case of a Company Warrant to acquire Series B Preferred Stock, at a price equal to the exercise price per share pursuant to such Company Warrant immediately prior to the Effective Time. At or prior to the Effective Time, the Company shall use commercially reasonable efforts to cause the exercise of the Company Warrants no later than the Effective Time.

    Concurrent with the Effective Time, the cash consideration into which each unvested outstanding share of restricted Company Common Stock is converted pursuant hereto shall remain subject to the vesting requirements applicable to such share under the applicable restricted stock agreement. Prior to the Effective Time, the Company will take all action necessary to give effect to the provisions of this Section 5.9(f) and to assure that no acceleration of vesting of unvested shares of restricted Company Common Stock shall occur solely as a result of the Merger.

     SECTION 5.10      Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (iii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available to the party receiving such notice.

     SECTION 5.11      Indemnification. From and after the Effective Time for not less than (i) six years, in the case of acts or omissions under or pursuant to Section 174 of the DCGL and Section 8109 of Title 10 of the Delaware Code Annotated, and (ii) four years for all other acts or omissions, after the Effective Time, Parent shall fulfill and honor in all respects the obligations of the Company to indemnify each person who is or was a director or officer of the Company against losses such person may incur based upon matters existing or occurring prior to the Effective Time pursuant to any applicable indemnification agreements described in Schedule 2.10(b) and any indemnification and exculpation provision of the Company Certificate or its bylaws as each is in effect on the date hereof. Parent will cause to be maintained for a period of not less than four years from the Effective Time the Company’s current directors’ and officers’ insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time for all persons who are directors and officers of the Company on the date of this Agreement, provided that in satisfying its obligation under this Section, Parent shall not be obligated to pay premiums in excess of 150% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Parent, and if Parent is unable to obtain the insurance required by this Section 5.11, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

     SECTION 5.12      Actions by the Parties. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto will use its commercially reasonable efforts to take or cause to be taken all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective in the most expeditious manner practicable, the transactions contemplated by this Agreement including (i) obtaining all necessary actions and non-actions, waivers and consents, if any, from any governmental agency or authority and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any governmental agency or authority; (ii) obtaining all necessary consents, approvals or waivers from any other Person; (iii) defending any claim, investigation, action, suit or other legal proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (iv) executing additional instruments necessary to consummate the transactions contemplated by this Agreement. Each party will promptly consult with the other and provide necessary information (including copies thereof) with respect to all filings made by such party with the any agency or authority in connection with this Agreement and the transactions contemplated hereby. The Company will cause the Stockholders’ Representatives (or, if an individual named herein as a Stockholder Representative is unable or unwilling to serve in such capacity, a replacement Stockholders’ Representative) to execute and deliver to Parent and the Escrow Agent the Escrow Agreement prior to the Effective Time. Each party shall use all commercially reasonable efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company relating to this Agreement or the transactions contemplated hereby, (i) neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Parent, the Company or any of their respective Subsidiaries or Affiliates, or that otherwise would have an adverse effect in any material respect on Parent or the Company and (ii) the Company shall not, and shall not permit any of its Affiliates to, take or agree to take any such action without Parent’s prior written consent.

     SECTION 5.13      Interim Financing. Parent hereby agrees to lend to the Company at any time and from time to time after the date hereof and before the Termination Date (each a “Loan” and collectively the “Loans”) up to a principal amount of $10,000,000.00 in immediately available funds; provided that Parent shall not be obligated to make any Loans to the Company (1) upon the termination of this Agreement in accordance with its terms, (2) if the Company is in breach in any material respect of any of its obligations hereunder and such breach has not been cured, (3) if the Company breaches in any material respect its obligations under Section 5.4 or (4) if the Company is in breach in any material respect of any of its obligations under the Interim Note and such breach has not been cured (each of the circumstances set forth in clauses (2), (3) and (4) above, a “Loan Default”). Each Loan shall be in an amount of at least $1,000,000. The Loans shall be evidenced by a single Promissory Note, in the form of Exhibit B attached hereto (the “Interim Note”), executed by the Company on the date of this Agreement and payable to the order of Parent in an amount equal to the unpaid principal amount of the Loans. The Loans are not revolving in nature and no Loan may be reborrowed once it has been repaid. The Company shall give Parent at least five Business Days’ irrevocable written notice of the Company’s intention to receive a Loan from Parent. Such notice shall specify the amount of the Loan, the date on which the Loan will be made by Parent and the wire transfer instructions for the Company bank account to which Parent shall transfer an amount of funds equal to the full amount of such Loan, and shall certify that, as of the date of such notice, no Loan Default exists. The Company’s acceptance of any Loan shall constitute the Company’s reaffirmation that as of the date of such Loan, no Loan Default exists. Subject to the proviso in the first sentence of this Section 5.13, Parent shall make such Loan in accordance with such notice. All of the other terms relating to the Loans are set forth in the Interim Note.

     SECTION 5.14      Employment Agreements. Promptly following the date of this Agreement, Parent, in consultation with the Company, shall identify, in good faith, key employees of the Company whom it desires to enter into the employment agreements contemplated by Section 6.2(i). Parent agrees to use reasonable commercial efforts to negotiate such employment agreements with such employees as soon as reasonably practicable after such identification. The Company agrees to use its reasonable best efforts to assist Parent with respect to the foregoing.

  ARTICLE VI

  Conditions Precedent

     SECTION 6.1      Conditions Precedent to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date of the following conditions:

    Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by (including without limitation, expiration of any Hart-Scott-Rodino waiting period), any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have a Parent Material Adverse Effect or a Company Material Adverse Effect, assuming the Merger had taken place, shall be in effect.

    No Injunction. No temporary restraining order, preliminary or permanent injunction or other order from any court of competent jurisdiction or other Governmental Entity prohibiting or preventing the consummation of the Merger or any of the transactions contemplated hereunder shall be in effect.

    Stockholder Approval. The Merger shall have been duly approved by holders of Company Capital Stock as required by the Company Certificate and the DGCL.

     SECTION 6.2      Conditions Precedent to Obligations of Parent. The obligations of Parent to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

    Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing. Each of the Company’s representations and warranties contained in Article II of this Agreement (A) which is not qualified by materiality shall be true and correct in all material respects and (B) which is qualified by materiality shall be true and correct, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except for changes permitted by this Agreement and except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date. Parent shall have received a certificate dated the Closing Date and signed by the Chairman, President or a Vice-President of the Company, certifying that, the conditions specified in this Section 6.2(a) have been satisfied.

    Consents. The Company shall have received consents or waivers, in form and substance reasonably satisfactory to Parent, from the other parties to the contracts, leases or agreements to which the Company is a party and which are set forth on Schedule 6.2(b).

    Termination of Agreements. The Investor Rights Agreements shall be inapplicable to this transaction and shall have been terminated.

    Escrow Agreement. The Company, the Escrow Agent and the Stockholder Representatives shall have executed and delivered the Escrow Agreement, in the case of the Stockholders’ Representatives, on behalf of all stockholders other than the holders of Dissenting Shares.

    No Litigation or Injunction. There shall not be instituted or pending any suit, action or proceeding by any Governmental Entity relating to this Agreement or any of the agreements contemplated hereby or any of the transactions contemplated herein or therein.

    FIRPTA Certificate. The Company shall have delivered, at the Closing Date, a statement in accordance with Treas. Reg. Sections 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company is not, and has not been, a “United States real property holding corporation” for purposes of Section 897 and 1445 of the Code and the Company shall not have actual Knowledge that such a statement is false or have received a notice that the statement is false pursuant to Treas. Reg. Section 1.445.

    Capital Structure Certificate. The Company shall have delivered a certificate of its Chief Executive Officer and its Chief Financial Officer setting forth all of the information that would have been required to have been included in Schedule 2.3 dated as of the Effective Time.

    Dissenting Shares. Holders of shares of Company Capital Stock representing in excess of 95.0% of the issued and outstanding Company Capital Stock immediately prior to the Effective Time shall have effectively waived (by voting for, or consenting to, the adoption of this Agreement or otherwise ) their appraisal rights under Section 262 of the DGCL.

    Employment Agreements. Each of the key employees of the Company identified by Parent pursuant to Section 5.14 shall have entered into an employment agreement with Parent or the Company, as Parent shall designate, which employment agreement shall be in form and substance reasonably acceptable to Parent, taking into consideration industry norms, such employee’s current position with the Company and such employee’s current terms of employment, and such other reasonable factors as Parent shall deem appropriate.

     SECTION 6.3      Conditions Precedent to the Company’s Obligations. The obligations of the Company to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

    Performance of Obligations; Representations and Warranties. Parent and Merger Sub shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing. Each of the representations and warranties of Parent and Merger Sub contained in Articles III and IV of this Agreement (A) which is not qualified by materiality shall be true and correct in all material respects and (B) which is qualified by materiality shall be true and correct, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing except for changes permitted by this Agreement and except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date. The Company shall have received certificates dated the Closing Date and signed by the Chairman, President or a Senior Vice-President of Parent, certifying that the conditions specified in this Section 6.3(a) have been satisfied.

    Escrow Agreement. Parent and Merger Sub shall have executed and delivered the Escrow Agreement.

  ARTICLE VII

  Survival of Representations and Warranties;

     SECTION 7.1      Survival of Representations and Warranties. All of the Company’s, Parent’s and Merger Sub’s representations and warranties representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until the date which is one year following the Closing Date, except to the extent a claim for indemnification shall be pending with respect thereto in accordance with this Article VII and the Escrow Agreement.

     SECTION 7.2      Indemnification; Escrow Agreements.

    Indemnification. Parent, Merger Sub and their respective officers, directors and affiliates (the “Indemnified Parties”) shall be indemnified and held harmless by the Stockholders (other than those dissenting stockholders exercising rights of appraisal under Section 262 of the DGCL who do not receive a cash payment in the Merger pursuant to Article I) against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation (hereinafter individually a “Loss” and collectively “Losses”) incurred by the Indemnified Parties directly or indirectly as a result of: (i) any inaccuracy or breach of a representation or warranty of the Company contained in this Agreement or contained in a certificate of any officer of the Company delivered pursuant to this Agreement, or (ii) any failure by the Company to perform or comply with any covenant or agreement contained in this Agreement. The Stockholders shall not have any right of contribution from the Company with respect to any Loss claimed by any Indemnified Party after the Effective Time.

    Indemnification Threshold and Limitations.

      Except as set forth below, there shall be no liability for any Stockholder under Section 7.2 unless the aggregate amount of Losses incurred by the Indemnified Parties exceeds $1,000,000 (the “Indemnification Threshold”) in the aggregate, in which event the entire aggregate amount of the Losses shall be indemnifiable pursuant to Section 7.2(a).

      The Indemnified Parties sole and exclusive remedy for any inaccuracy or breach of a representation or warranty of the Company or any failure by the Company to perform or comply with any covenant and agreement in this Agreement or any agreement, instrument or certificate delivered pursuant to or in connection therewith shall be indemnification pursuant to this Article VII. The liability of the Stockholders under and the right of the Indemnified Parties to seek such indemnification shall be limited solely and exclusively to the Escrow Amount (as defined in Section 1.8(b)).

    Satisfaction of Indemnification Obligations; Escrow Fund. Each of the Stockholders receiving consideration in the Merger pursuant to Article I will be deemed to have received and deposited with the Escrow Agent (as defined below) its pro rata portion of the Escrow Amount so deposited. The Escrow Amount will be deposited with and will be held by a financial institution designated by Parent and reasonably acceptable to the Stockholders’ Representatives (as defined in Section 7.3) as Escrow Agent (the “Escrow Agent”), such deposit to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth in the Escrow Agreement. Payment of any Loss from the Escrow Amount shall be taken ratably from the Escrow Fund (as defined in the Escrow Agreement).

     SECTION 7.3      Stockholders’ Representatives.

    Appointment. In the event the Stockholders approve the Merger, effective upon such vote and without any further action by the Stockholders, Edward H. Kennedy and Rob L. Soni will each be appointed as agent and attorney-in-fact (the “Stockholders’ Representatives”) for each Stockholder receiving consideration in the Merger pursuant to Article I, for and on behalf of the Stockholder. The Stockholders’ Representatives shall have full power and authority to represent all of the Stockholders and their successors with respect to all matters arising under this Agreement and the Escrow Agreement and all actions taken by the Stockholders’ Representatives hereunder and thereunder shall be binding upon all such Stockholders and their successors as if expressly confirmed and ratified in writing by each of them. The Stockholders’ Representatives shall take any and all actions which they believe are necessary or appropriate under this Agreement and the Escrow Agreement for and on behalf of the Stockholders, as fully as if the Stockholders were acting on their own behalf, including, without limitation, defending all indemnity claims against the Stockholders pursuant to Section 7.2 of this Agreement (an “Indemnity Claim”), consenting to, compromising or settling all Indemnity Claims, conducting negotiations with Parent and its agents regarding such claims, dealing with Parent and the Escrow Agent under this Agreement and the Escrow Agreement with respect to all matters arising under this Agreement and the Escrow Agreement, taking any and all other actions specified in or contemplated by this Agreement and the Escrow Agreement, and engaging counsel, accountants or other Stockholders’ Representatives in connection with the foregoing matters. Without limiting the generality of the foregoing, the Stockholders’ Representatives shall have full power and authority to interpret all the terms and provisions of this Agreement and the Escrow Agreement and to consent to any amendment hereof or thereof on behalf of all such Stockholders and such successors. Notwithstanding the foregoing, no Stockholders’ Representative shall be authorized to take any actions under or pursuant to this Agreement without the prior consent of the other Stockholders’ Representative.

    Indemnification of Stockholders’ Representatives. The Stockholders’ Representatives may act upon any instrument or other writing believed by the Stockholders’ Representatives in good faith to be genuine and to be signed or presented by the proper person and shall not be liable in connection with the performance by him of his duties pursuant to the provisions of the Escrow Agreement, except for his own willful default or gross negligence. The Stockholders’ Representatives shall be, and hereby are, indemnified and held harmless, jointly and severally, by the Stockholders from all losses, costs and expenses (including attorneys’ fees) that may be incurred by the Stockholders’ Representatives as a result of the Stockholders’ Representatives’ performance of their duties under this Agreement and the Escrow Agreement, provided that the Stockholders’ Representatives shall not be entitled to indemnification for losses, costs or expenses that result from any action taken or omitted by the Stockholders’ Representatives as a result of his willful default or gross negligence and provided, further, that each Stockholder’s obligation to indemnify the Stockholders’ Representatives under this Agreement and the Escrow Agreement shall be limited to, and payable only from, each Shareholder’s pro rata interest in the Escrow Account and cash available, if any, to the Stockholders under the Escrow Agreement. The Escrow Agent shall from time to time pay such Stockholders’ Representatives’ costs and expenses, to the extent required by the preceding sentence.

    Access to Information. The Stockholders’ Representatives shall have reasonable access to information of and concerning any Indemnity Claim and which is in the possession, custody or control of the Company and the reasonable assistance of the Company’s officers and employees for purposes of performing the Stockholders’ Representatives’ duties under this Agreement or the Escrow Agreement and exercising their rights under this Agreement and the Escrow Agreement, including for the purpose of evaluating any Indemnity Claim against the Escrow Shares by Parent; provided that the Stockholders’ Representatives shall treat confidentially and not disclose any nonpublic information from or concerning any Indemnity Claim to anyone (except to the Stockholders’ Representatives’ attorneys, accountants or other advisers, to Stockholders, to the arbitrators appointed to resolve disputes pursuant to this Agreement, and on a need-to-know basis to other individuals who agree to keep such information confidential pursuant to confidentiality agreements reasonably acceptable to Parent to evidence such obligations.

    Reasonable Reliance. In the performance of their duties hereunder, the Stockholders’ Representatives shall be entitled to rely upon any document or instrument reasonably believed by him to be genuine, accurate as to content and signed by any Stockholder or Parent. The Stockholders’ Representatives may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

    Attorney-in-Fact.

      The Stockholders’ Representatives are hereby appointed and constituted the true and lawful attorney-in-fact of each Stockholder, with full power in their name and on their behalf to act according to the terms of this Agreement and the Escrow Agreement in the absolute discretion of the Stockholders’ Representatives; and in general to do all things and to perform all acts including, without limitation, executing and delivering the Escrow Agreement and any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with the Escrow Agreement.

      This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Stockholder, by operation of law, whether by such Stockholder’s death, disability protective supervision or any other event. Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation and, accordingly, each Stockholder hereby renounces its, his or her right to renounce this power of attorney unilaterally any time before the end of the Escrow Period (as such term is defined in the Escrow Agreement).

      Each Stockholder waives any and all defenses which may be available to contest, negate or disaffirm the action of the Stockholders’ Representatives taken in good faith under the Escrow Agreement.

      Notwithstanding the power of attorney granted in this Section 7.3, no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of the Stockholders having signed or given such directly instead of the Stockholders’ Representatives.

    Liability. If the Stockholders’ Representatives are required by the terms of the Escrow Agreement to determine the occurrence of any event or contingency, the Stockholders’ Representatives shall, in making such determination, be liable to the Stockholders only for their proven bad faith as determined in light of all the circumstances, including the time and facilities available to him in the ordinary conduct of business. In determining the occurrence of any such event or contingency, the Stockholders’ Representatives may request from any of the Stockholders or any other person such reasonable additional evidence as the Stockholders’ Representatives in their sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency, and may at any time inquire of and consult with others, including any of the Stockholders, and the Stockholders’ Representatives shall not be liable to any Stockholder for any damages resulting from his delay in acting hereunder pending his receipt and examination of additional evidence requested by him.

    Orders. The Stockholders’ Representatives are authorized, in their sole discretion, to comply with final, nonappealable orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator with respect to the Escrow Fund. If any portion of the Escrow Fund is disbursed to the Stockholders’ Representatives and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Stockholders’ Representatives are authorized, in their sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree which he is advised by legal counsel selected by him is binding upon him without the need for appeal or other action; and if the Stockholders’ Representatives comply with any such order, writ, judgment or decree, he shall not be liable to any Stockholder or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

    Removal of Stockholders’ Representatives; Authority of Successor Stockholders’ Representatives. Stockholders who in the aggregate hold at least a majority of the Stockholders’ interest in the Escrow Shares shall have the right at any time during the term of the Escrow Agreement to remove the then-acting Stockholders’ Representatives and to appoint successor Stockholders’ Representatives; provided, however, that neither such removal of the then acting Stockholders’ Representatives nor such appointment of successor Stockholders’ Representatives shall be effective until the delivery to the Escrow Agent of executed counterparts of a writing signed by each such Stockholder with respect to such removal and appointment, together with an acknowledgment signed by the successor Stockholders’ Representatives appointed in such writing that he or she accepts the responsibility of successor Stockholders’ Representatives and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Stockholders’ Representatives. Each successor Stockholders’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholders’ Representatives, and the term “Stockholders’ Representatives” as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Stockholders’ Representatives.

     SECTION 7.4      Defense of Third Party Claims.

    In the event of the assertion or commencement by any Person of any claim or legal proceeding (“Legal Proceeding”) (whether against the Company, against any other indemnitee or against any other Person) with respect to which any of the Stockholders may become obligated to indemnify, hold harmless, pay, compensate or reimburse Parent, their officers, directors or affiliates (“Parent Indemnitee”) pursuant to this Article VII, (i) Parent, as soon as practicable after it receives written notice of any such claim or Legal Proceeding shall notify the Stockholders’ Representatives of such claim or Legal Proceeding (it being understood that the failure to notify the Stockholders’ Representatives shall not in any way limit the rights of the Parent Indemnitees under this Agreement unless such failure materially prejudices the rights or defenses available to the Stockholders’ Representatives), and (ii) the Stockholders’ Representatives shall have the right to participate in the defense of such claim or Legal Proceeding at the sole expense of the Stockholders. If the Stockholders’ Representatives so participates in the defense of any such claim or Legal Proceeding, the Stockholders’ Representatives shall acknowledge in writing the obligation of the Stockholders to indemnify the relevant Parent Indemnitee against any Losses that may result from such claim or Legal Proceeding.

    Parent shall proceed with the defense of such claim or Legal Proceeding and:

      all expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Stockholders in the manner and to the extent contemplated by the Escrow Agreement and Section 7.2 hereof;

      the Stockholders shall make available to Parent any documents and materials in the possession or control of any of the Stockholders that may be necessary to the defense of such claim or Legal Proceeding;

      Parent shall keep the Stockholders’ Representatives informed of all material developments and events relating to such claim or Legal Proceeding; and

      Parent shall not have the right to settle, adjust or compromise such claim or Legal Proceeding without the prior written consent of the Stockholders’ Representatives, provided, however, that the Stockholders’ Representatives shall not unreasonably withhold such consent.

  ARTICLE VIII

  Miscellaneous and General

     SECTION 8.1      Public Announcements. Parent and Merger Sub, on the one hand, and the Company on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form previously agreed to by the parties.

     SECTION 8.2      Contents of Agreement; Parties in Interest; Etc. This Agreement and the agreements referred to or contemplated herein and the Confidentiality Agreement set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement, such other agreements and the Exhibits hereto and the Confidentiality Agreement, there are no representations or warranties, express or implied, made by any party to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement. Except for the matters set forth in the Confidentiality Agreement, any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein.

     SECTION 8.3      Assignment and Binding Effect. This Agreement may not be assigned by either party hereto without the prior written consent of the other party. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

     SECTION 8.4      Termination.

    Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by Stockholders of the Company referred to in Section 6.1(c), by mutual written consent of the Company and Parent.

    Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if (i) the Merger shall not have been consummated by March 31, 2002, whether such date is before or after the date of approval by the Stockholders of the Company (the “Termination Date”); or (ii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have caused the occurrence of the failure of the Merger to be consummated.

    Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the receipt of the approval of the Company’s Stockholders required by Section 6.1(c), by action of the Board of Directors of the Company, if it is not in material breach of its obligations under the Agreement and there is a breach by Parent or Merger Sub of any material representation, warranty, covenant or agreement contained in this Agreement and such breach has not been cured within 30 days after written notice thereof to Parent, or such breach cannot be cured, and would cause a condition set forth in Section 6.3(a) to be incapable of being satisfied.

    Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the receipt of the approval of the Company’s Stockholders required by Section 6.1(c), by written notice given to the Company by Parent:

      if the Company or its Board of Directors shall have (A) withdrawn, modified or amended in any respect adverse to Parent its recommendation of the adoption of this Agreement (“Change in the Board Recommendation”), or (B) approved, recommended or entered into an agreement with respect to, or consummated, or adopted a resolution to approve, recommend, enter into an agreement with respect to, or consummate, any Acquisition Proposal from a person other than Parent or any of its Affiliates;

      if it is not in material breach of its obligations under the Agreement and there is a breach by the Company of any material representation, warranty, covenant or agreement contained in this Agreement, or such breach has not been cured within 30 days after written notice thereof to the Company and such breach cannot be cured and would cause a condition set forth in Section 6.2(a) to be incapable of being satisfied; or

      if the approval of the Company’s stockholders required by Section 6.1(c) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof or pursuant to written consents of stockholders of the Company; provided that Parent is not in material breach of this Agreement in any manner that shall have caused the stockholder approval to not have been obtained;

    Effect of Termination and Abandonment. The following provisions shall apply in the event of this Agreement and the abandonment of the Merger:

      In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Section 8.4, this Agreement (other than as set forth in this Section 8.4(e) and other than Sections 8.1 and 8.16) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

      In the event that this Agreement is terminated pursuant to Section 8.4(d)(i) or (iii), and in either such case at the time of such termination any Person shall have made an Acquisition Proposal to the Company or any of its stockholders or shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company, if within 12 months of such termination, the Company enters into a definitive agreement concerning a transaction that constitutes an Acquisition Proposal, the Company shall (A) at the time of entering into such agreement, pay to Parent a termination fee of equal to 3% of the Aggregate Merger Consideration (determined on the date of this Agreement), payable by wire transfer of same day funds and (B) in no event later than two business days after Parent shall have requested payment of its charges and expenses incurred in connection with the transactions contemplated hereby, pay to Parent the amount of such charges and expenses up to a maximum of $1,000,000, payable by wire transfer of same day funds.

      The Company and Parent each acknowledge that the agreements contained in Section 8.4(e)(ii) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement.

     SECTION 8.5      Definitions. As used in this Agreement the terms set forth below shall have the following meanings:

     “Affiliate” of a Person means any other Person who directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person. “Control” means the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

     “Assets” means assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible), including, without limitation, real and personal property but excluding Intellectual Property Rights.

     “Business Day” means a day other than Saturday or Sunday or a day on which banks are required or authorized to close in the State of Virginia.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Company Material Adverse Effect” means any event, change or effect that has, or could reasonably be expected to have, a material adverse effect on the business, financial condition, Assets, liabilities or results of operations of the Company; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any adverse effect to the extent attributable to the announcement or pendency of the Merger (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); or (b) any adverse effect attributable to conditions generally affecting the industries in which the Company participates, the U.S. economy as a whole or foreign economies in any locations where the Company has material operations or sales or suppliers or customers.

     “Encumbrances” means Liens, security interests, deeds of trust, encroachments, reservations, orders of Governmental Entities, decrees, judgments, contract rights, claims or equity of any kind.

     “Environmental Laws” means all applicable federal, state, local or foreign laws, rules and regulations, orders, decrees, judgments, permits, filings and licenses relating (i) to protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or release of Hazardous Substances and (ii) the health or safety of employees in the workplace environment, all as amended from time to time, and shall also include any common law theory based on nuisance, trespass, negligence or other tortious conduct.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

  “   Escrow Agreement” means the Escrow Agreement, in the form attached hereto as Exhibit B, with such changes in form and substance as shall be requested by the Escrow Agent and reasonably acceptable to Parent and the Company.

     “Exchange Agent” means a bank or trust company designated as the exchange agent by Parent (which designation shall be reasonably acceptable to the Stockholders’ Representatives).

     “Governmental Entity” means any United States or other national, state, municipal or local government, domestic or foreign, any subdivision, agency, entity, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

     “Hazardous Substances” means any and all hazardous and toxic substances, wastes or materials, any pollutants, contaminants, or dangerous materials (including, but not limited to, polychlorinated biphenyls, PCBs, friable asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions, and any materials which include hazardous constituents or become hazardous, toxic, or dangerous when their composition or state is changed), or any other similar substances or materials which are included under or regulated by any Environmental Laws.

     “Holders” means, with respect to any Person entitled to receive any portion of the Aggregate Merger Consideration distributable in accordance with Article I hereof, such holders on and as of the Effective Time and their respective successors by operation of law, heirs, executors, administrators and legal representatives.

     “Investor Rights Agreements” means, collectively, (i) the Amended and Restated Investor Rights Agreement dated as of December 26, 2000 among the Company and the stockholders of the Company named therein, (ii) the Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of December 26, 2000 among the Company and the stockholders of the Company named therein and (iii) the Amended and Restated Voting Agreement dated as of December 26, 2000 among the Company and the stockholders of the Company named therein.

     “Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge of any of the directors, executive officers, the chief technology officer and the chief financial officer of the Company as of the date hereof.

     “Laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified persons or entities.

     “Liens” means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind.

     “Ordinary Course of Business” means all actions taken by a Person if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

     “Parent Material Adverse Effect” means a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (a) any adverse effect to the extent attributable to the announcement or pendency of the Merger (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); or (b) any adverse effect attributable to conditions affecting the industries in which Parent participates, the U.S. economy as a whole or foreign economies in any locations where Parent has material operations or sales or suppliers or customers.

     “Permitted Encumbrances” means (i) Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with applicable generally accepted accounting principles; (ii) such minor encumbrances, easements or reservations of, or rights of others for, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning restrictions as to the use of real properties, which do not materially interfere with the use, occupation and enjoyment of the property subject to the Lien by and in connection with the applicable business; (iii) Liens in immaterial amounts incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security; and (iv) Liens in immaterial amounts in favor of customs authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods to the extent accrued on the relevant Financial Statements.

     “Person” means any individual, corporation, partnership, limited partnership, limited liability company, trust, association or entity or government agency or authority.

     “Stock Plan” means the Amended and Restated 2000 Stock Incentive Plan of the Company, as approved and adopted by the Board of Directors and stockholders of the Company on December 26, 2000.

     “Subsidiary” of a Person means any corporation, partnership, joint venture or other entity in which such person (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner.

     “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority.

     “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     SECTION 8.6      Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 8.8) or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

  If to Parent:

  Tellabs, Inc.
  1415 West Diehl
  Naperville, Illinois 60563
  Attention: General Counsel
  Facsimile: 630-798-3231

  with a copy to:

  Sidley Austin Brown & Wood
  Bank One Plaza
  10 South Dearborn
  Chicago, Illinois 60603
  Facsimile: 312-853-7036
  Attention: Imad I. Qasim

  If to the Company:

  Ocular Networks, Inc.
  Sunset Corporate Plaza II
  11109 Sunset Hills Road
  Reston, VA 20190
  Facsimile: 703-435-3394
  Attention: Edward H. Kennedy

  with a copy to:

  Covington & Burling
  1201 Pennsylvania Avenue, NW
  Washington, DC 20004
  Facsimile: 202-662-6291
  Attention: Paul V. Rogers

  or to such other address or Person as any party may have specified in a notice duly given to the other party as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

     SECTION 8.7      Amendment. This Agreement may be amended, modified or supplemented at any time prior to the Effective Time by mutual agreement of the respective Boards of Directors of the Company and Parent, except as provided in Section 251(d) of the DGCL. Any amendment, modification or revision of this Agreement and any waiver of compliance or consent with respect hereto shall be effective only if in a written instrument executed by the parties hereto.

     SECTION 8.8      Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware as applied to contracts made and fully performed in such state.

     SECTION 8.9      No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, and their respective successors and assigns, and they shall not be construed as conferring, and are not intended to confer, any rights on any other Person except as provided in Section 5.13 and 7.3(b).

     SECTION 8.10      Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties to the fullest extent permitted by applicable law.

     SECTION 8.11      Section Headings. All section headings are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.

     SECTION 8.12      Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

     SECTION 8.13      Extensions. At any time prior to the Effective Time, Parent, on the one hand, and the Company on the other may by corporate action, extend the time for compliance by or waive performance of any representation, warranty, condition or obligation of the other party subject to the provisions of Section 8.7 regarding the manner of waiver.

     SECTION 8.14      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and the Company and Parent may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

     SECTION 8.15      Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court in the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 8.16      Fees and Expenses. Except as provided in this Section 8.16 and Section 8.4, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

     The parties hereto, intending to be legally bound hereby, have duly executed this Agreement and Plan of Merger as of the date first above written.

  TELLABS, INC.

  By:/s Richard C. Notebaert

  ORBIT MERGER SUB, INC.

  By:/s Richard C. Notebaert

  OCULAR NETWORKS, INC.

  By:/s Edward H. Kennedy

     Edward H. Kennedy
     Chief Executive Officer

  EXHIBIT C

  [form of]

  Escrow Agreement

  Among

  Tellabs, Inc.

  Orbit Merger Sub, Inc.

  Ocular Networks, Inc.

  [Escrow Agent]

  And

  The Stockholders’ Representatives

  Dated as of November __, 2001

  Escrow Agreement (this “Agreement”), dated as of November __, 2001, by and among Tellabs, Inc., a Delaware corporation (“Parent”), Orbit Merger Sub., Inc., a Delaware corporation (“Merger Sub”), Ocular Networks, Inc., a Delaware corporation (the “Company”), [Name] (the “Escrow Agent”), and Edward H. Kennedy and Rob L. Soni, acting by virtue of the Agreement and Plan of Merger dated as of November 29, 2001 (the “Merger Agreement”) as the attorney-in-fact and Representative of the Stockholders of the Company (the “Stockholders’ Representatives”).

  Introduction

     Parent, Merger Sub and the Company have entered into the Merger Agreement, providing for the merger of the Merger Sub with and into the Company, and in connection with which the Stockholders of the Company shall receive the consideration described in the Merger Agreement.

     Pursuant to the Merger Agreement, Parent, Merger Sub and the Company have agreed that the rights of indemnification under Article VII of the Merger Agreement shall survive the consummation of the transactions contemplated by the Merger Agreement and shall be secured, pursuant to this Agreement, by the Escrow Amount (together with any accumulations thereto as provided herein, the “Escrow Fund”), to be held by the Escrow Agent, as escrow agent hereunder, and deposited in escrow with the Escrow Agent. The Escrow Agent is willing to act in the capacity of Escrow Agent hereunder subject to, and upon the terms and conditions of this Agreement.

     Pursuant to the Merger Agreement, the Stockholders’ Representative has been appointed as the Stockholders’ attorney-in-fact and authorized and empowered to act, for and on behalf of any or all of the Stockholders (with full power of substitution in the premises) in connection with the indemnity provisions of the Merger Agreement, this Agreement, and such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby and thereby.

     Capitalized terms used and not defined herein have the meanings assigned to such terms in the Merger Agreement.

     In consideration of the promises, covenants and agreements set forth in this Agreement and of other good and valuable consideration, the receipt and legal sufficiency of which they hereby acknowledge, and intending to be legally bound hereby, and as an inducement for the execution and delivery of the Merger Agreement, Parent, Merger Sub, the Company, the Escrow Agent and the Stockholders’ Representative hereby agree as follows:

  ARTICLE I

  Designation of Escrow Agent and Capital Shares Subject to Escrow

     SECTION 1.1      Designation of Escrow Agent. Parent, Merger Sub and the Company hereby mutually designate and appoint [Name], a corporation having an office and place of business located at [Address], as Escrow Agent for the purposes set forth herein. The Escrow Agent hereby accepts such appointment and agrees to act in furtherance of the provisions of the Merger Agreement, but only upon the terms and conditions provided in this Agreement.

     SECTION 1.2      Capital Stock Subject to Escrow. In accordance with Section 7.2 of the Merger Agreement, upon execution of this Agreement, Parent shall on the Closing Date deposit with the Escrow Agent as escrow agent hereunder the Escrow Amount. The Escrow Agent shall hold and distribute the Escrow Fund in accordance with the terms hereof.

     SECTION 1.3      Powers of Stockholders’ Representatives. Pursuant to the Merger Agreement, Edward H. Kennedy and Rob L. Soni each has irrevocably been appointed as the Stockholders’ Representatives to act as the true and lawful agent of the Stockholders and attorney-in-fact with respect to all matters arising in connection with this Agreement, including but not limited to the power and authority on behalf of each Stockholder (other than in his or her own right) to do any one or all of the following:

    give any written notices or consents and seek any declaratory judgments, damages or other appropriate relief from a court or other tribunal that the Stockholders’ Representative may consider necessary or appropriate;

    give any written direction to the Escrow Agent as the Stockholders’ Representative may consider necessary or appropriate;

    make, execute and deliver such amendments of and supplements to this Agreement or any other agreements, instruments or documents relating hereto that the Stockholders’ Representative may consider necessary or appropriate and not materially adverse to the Stockholders’ interests hereunder, such authority to be conclusively evidenced by the execution and delivery thereof; and

    take all actions and do all things, including but not limited to the execution and delivery of all documents necessary or proper, required, contemplated or deemed advisable by the Stockholders’ Representatives, including the execution, delivery and surrender of the Escrow Certificates and accompanying stock powers, and generally to act for and in the name of each such Stockholder with respect to this Agreement.

  ARTICLE II

  Treatment of Accumulations to Escrow Amount

     SECTION 2.1      Escrow Period; Distribution Upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Closing Date and shall terminate on the first anniversary of the Closing Date (the “Escrow Period”); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Parent, is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate (as defined below) delivered to the Escrow Agent prior to termination of such Escrow Period with respect to facts and circumstances existing prior to the termination of such Escrow Period. The Escrow Agent shall promptly deliver to the Stockholders, and the Escrow Period shall terminate with respect to, the remaining portion of the Escrow Fund not required to satisfy such claims following the termination of the Escrow Period. As soon as all such claims have been resolved and obligations have been satisfied, the Escrow Agent shall deliver to the Stockholders all portions of the Escrow Fund not required to satisfy such claims. Stockholders shall receive a pro rata portion of the funds released from the Escrow Fund in proportion to their respective contributions to the Escrow Fund.

     SECTION 2.2      Protection and Investment of Escrow Fund.

    The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent, and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

    From the date hereof until the date of disbursement of the Escrow Fund pursuant to this Agreement, the Escrow Agent is authorized and directed to invest and reinvest the cash portion, if any, of the Escrow Fund in any of the following investments (each a “Permitted Investment”) in each case pursuant to joint instructions of the Parent and the Stockholder Representatives: (i) readily marketable obligations maturing within six (6) months after the date of acquisition thereof issued by the United States of America or any agency or instrumentality thereof; (ii) readily marketable obligations maturing within six (6) months after the date of acquisition thereof issued by any state or municipality within the United States of America, or any political subdivision, agency or instrumentality thereof, rated “A” or better by either Standard & Poor’s Corporation or Moody’s Investors Service Inc.; (iii) readily marketable commercial paper maturing within one hundred eighty (180) days after the date of issuance thereof which has the highest credit rating of either Standard & Poor’s Corporation or Moody’s Investors Service, Inc.; or (iv) 6 month certificates of deposit issued by any bank incorporated and doing business pursuant to the laws of the United States of America or any state thereof having combined capital and surplus of at least $500,000,000. In the event the Escrow Agent does not receive joint instructions from Parent and the Stockholder Representatives to invest or reinvest the cash portion of the Escrow Fund, the Escrow Agent agrees to invest and reinvest such funds in [insert name of Escrow Agent’s Money Market Fund], or a successor or similar fund agreed to by Parent and the Stockholder Representatives in writing, which invests in direct obligations of, or obligations fully guaranteed as to principal and interest by the United States Government and repurchase agreements with respect to such securities. Permitted Investments and interest accruing on, and any profit resulting from, such investments shall be added to, and become a part of, the Escrow Fund pursuant to this Escrow Agreement and shall be allocated among the Stockholders pro rata, based on their respective contributions to the Escrow Fund. For purposes of this Escrow Agreement, “interest” on the Escrow Fund shall include all proceeds thereof and investment earnings with respect thereto. All Permitted Investments shall be registered in the name of the Escrow Agent. The Escrow Agent shall have full power and authority to sell any and all Permitted Investments held by it under this Escrow Agreement as necessary to make disbursements under this Escrow Agreement, and may use its [Bond Department] to effect such sales. None of the Escrow Agent, Parent, the Surviving Corporation or the Stockholder Representatives shall be responsible for any unrealized profit or realized loss realized on such investments.

  ARTICLE III

  Distribution of Escrow Fund Upon Termination of this Agreement

     SECTION 3.1      Third-Party Claims. In the event Parent notifies the Stockholders’ Representatives of a claim or Legal Proceeding pursuant to Section 7.4 of the Merger Agreement, the Stockholders’ Representatives shall be entitled to participate in any defense of such claim in accordance with Section 7.4 of the Merger Agreement. The Indemnified Party with respect to such claim or Legal Proceeding may not settle any such claim or Legal Proceeding without the consent of the Stockholders’ Representatives, which consent shall not be unreasonably withheld or delayed. In the event that the Stockholders’ Representatives have consented to any such settlement or if they elected to participate in the defense of any such claim or Legal Proceeding, the Stockholders shall have no power or authority to object under any provision of this Article III to the amount of any claim by an Indemnified Party against the Escrow Fund with respect to such settlement or Losses that may result from such claim or Legal Proceeding; provided that such claim by such Indemnified Party is consistent with such settlement or the amount of Losses that have been incurred in connection with such claim or Legal Proceeding, as applicable.

     SECTION 3.2      Claims Upon Escrow Fund. Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed in good faith by any officer of Parent (an “Officer’s Certificate”): (a) stating that an Indemnified Party has paid, incurred or properly accrued or reasonably anticipates that it will have to pay, incur or accrue Losses, and (b) specifying in reasonable detail the individual items of Losses included in the amount so stated (to the extent known by such person), the date each such item was paid, incurred or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall deliver to Parent out of the Escrow Fund, as promptly as practicable, but subject to Section 3.3, an amount of funds held in the Escrow Fund in the manner set forth in the immediately following sentence, with an aggregate value equal to such Losses; provided, however, that in the event of a third party claim that is the subject of the demand on the Escrow Fund, no funds shall be delivered out of the Escrow Fund for payment of such claim until the claim is settled or adjudicated. The Escrow Agent shall allocate any amount of Loss it is required to reimburse to Parent in accordance with this Agreement among the Stockholders based on the amount contributed to the Escrow Fund at the Closing Date by each such Stockholder; thereafter, the Escrow Agent shall pay to Parent the amount of the Loss. Any funds delivered to Parent out of the Escrow Fund shall reduce each such Stockholder’s interest in the Escrow Fund in proportion to such Stockholder’s respective original contributions to the Escrow Fund.

     SECTION 3.3      Notification of Stockholders’ Representatives. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholders’ Representatives, and for a period of thirty days after such delivery, the Escrow Agent shall make no delivery to Parent of any funds unless the Escrow Agent shall have received written authorization from the Stockholders’ Representatives to make such delivery. After the expiration of such thirty day period, the Escrow Agent shall make delivery of funds from the Escrow Fund; provided, however, that no such payment or delivery may be made if the Stockholders’ Representatives shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty-day period.

     SECTION 3.4      Resolution of Conflicts; Arbitration.

    In case the Stockholders’ Representatives shall object in writing to any claim or claims made in any Officer’s Certificate, the Stockholders’ Representatives and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to such of such claims. If the Stockholders’ Representatives and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent in accordance with the terms thereof.

    If no such agreement can be reached after good faith negotiation, either Parent or the Stockholders’ Representatives may demand arbitration of the matter unless the amount of the claim or Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Stockholders’ Representatives. In the event that within forty five days after submission of any dispute to arbitration, Parent and the Stockholders’ Representatives cannot mutually agree on one arbitrator, Parent, on the one hand, and the Stockholders’ Representatives, on the other hand, shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

    Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in Wilmington, Delaware, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

  ARTICLE IV

  Escrow Agent

     SECTION 4.1      Escrow Agent’s Duties.

    The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholders’ Representatives, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

    The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, and is hereby expressly authorized to comply with and obey any final non-appealable orders, judgments or decrees of any court or of the arbitrator(s). In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or of the arbitration panel, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

    The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

    The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

    In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him, her or it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement; provided such determination or verification is in good faith.

    If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to resolve the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, the Escrow Agent may reasonably require, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for any damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Fund held in escrow, except all costs, expenses, charges and reasonable attorney’s fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability by the terms of this Agreement.

    The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation or arbitration arising from this Agreement or involving its subject matter other than arising out of its negligence or willful misconduct.

    The Escrow Agent may resign at any time upon giving at least thirty days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of Delaware. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as Escrow Agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

     SECTION 4.2      Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation or arbitration pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation or arbitration.

     SECTION 4.3      Consequential Damages. In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

     SECTION 4.4      Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

     SECTION 4.5      Taxes. All dividends, distributions, interest and gains earned or realized on the Escrow Fund (“Earnings”) shall be treated as having been received, for tax purposes, by the Stockholders to whom the Earnings are credited. Annex A hereto sets forth a list of each Stockholder’s address and Taxpayer Identification Number. The Escrow Agent annually shall file information returns with the United States Internal Revenue Service and payee statements with the Stockholders, documenting such Earnings. Upon request of the Escrow Agent, the Stockholders shall provide to the Escrow Agent all forms and information necessary to complete such information returns and payee statements. In the event the Escrow Agent becomes liable for the payment of taxes, including withholding taxes, relating to Earnings or any payment made hereunder, the Escrow Agent may deduct such taxes from the Indemnity Fund.

  ARTICLE V

  The Stockholders’ Representatives

     SECTION 5.1      Stockholders’ Representatives Powers and Authority. The Stockholders’ Representatives shall have full power and authority to represent all of the Stockholders and their successors with respect to all matters arising under this Agreement and the Merger Agreement and all actions taken by the Stockholders’ Representatives hereunder and thereunder shall be binding upon all such Stockholders and their successors as if expressly confirmed and ratified in writing by each of them. The Stockholders’ Representatives shall take any and all actions which they believe are necessary or appropriate under this Agreement and the Merger Agreement for and on behalf of the Stockholders, as fully as if the Stockholders were acting on their own behalf, including, without limitation, defending all indemnity claims against the Stockholders pursuant to Section 7.2 of the Merger Agreement (an “Indemnity Claim”), consenting to, compromising or settling all Indemnity Claims, conducting negotiations with Parent and its agents regarding such claims, dealing with Parent and the Escrow Agent under this Agreement and the Merger Agreement with respect to all matters arising under this Agreement and the Merger Agreement, taking any and all other actions specified in or contemplated by this Agreement and the Merger Agreement, and engaging counsel, accountants or other Stockholders’ Representatives in connection with the foregoing matters. Without limiting the generality of the foregoing, the Stockholders’ Representatives shall have full power and authority to interpret all the terms and provisions of this Agreement and the Merger Agreement and to consent to any amendment hereof or thereof on behalf of all such Stockholders and such successors. Any action taken by the Stockholders’ Representatives hereunder must be taken jointly by both Stockholders’ Representatives to be effective.

     SECTION 5.2      Indemnification of Stockholders’ Representative. The Stockholders’ Representatives may act upon any instrument or other writing believed by the Stockholders’ Representatives in good faith to be genuine and to be signed or presented by the proper person and shall not be liable in connection with the performance by him of his duties pursuant to the provisions of this Agreement, except for his own willful default or gross negligence. The Stockholders’ Representatives shall be, and hereby are, indemnified and held harmless, jointly and severally, by the Stockholders from all losses, costs and expenses (including attorneys’ fees) that may be incurred by the Stockholders’ Representatives as a result of the Stockholders’ Representatives’ performance of their duties under this Agreement and the Merger Agreement; provided that a Stockholders’ Representative shall not be entitled to indemnification for losses, costs or expenses that result from any action taken or omitted by such Stockholders’ Representative as a result of his willful default or gross negligence; and provided, further, that each Stockholder’s obligation to indemnify the Stockholders’ Representatives under this Agreement and the Merger Agreement shall be limited to, and payable only from, each Stockholder’s pro rata interest in the Escrow Fund and cash available, if any, to the Stockholders under the Escrow Agreement. The Escrow Agent shall from time to time pay such Stockholders’ Representatives’ costs and expenses, to the extent required by the preceding sentence.

     SECTION 5.3      Access to Information. The Stockholders’ Representatives shall have reasonable access to information of and concerning any Indemnity Claim and which is in the possession, custody or control of the Company and the reasonable assistance of the Company’s officers and employees for purposes of performing the Stockholders’ Representatives’ duties under this Agreement or the Merger Agreement and exercising its rights under this Agreement and the Merger Agreement, including for the purpose of evaluating any Indemnity Claim against the Escrow Shares by Parent; provided that the Stockholders’ Representatives shall treat confidentially and not disclose any nonpublic information from or concerning any Indemnity Claim to anyone (except to the Stockholders’ Representatives’ attorneys, accountants and other advisers, to Stockholders, to the arbitrators appointed to resolve disputes pursuant to this Agreement, and on a need-to-know basis to other individuals who agree to keep such information confidential pursuant to confidentiality agreements reasonably acceptable to Parent).

     SECTION 5.4      Reasonable Reliance. In the performance of their duties hereunder, the Stockholders’ Representatives shall be entitled to rely upon any document or instrument reasonably believed by him to be genuine, accurate as to content and signed by any Stockholder or Parent. The Stockholders’ Representatives may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

     SECTION 5.5      Attorney-in-Fact.

    The Stockholders’ Representatives are hereby appointed and constituted the true and lawful attorney-in-fact of each Stockholder, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and the Merger Agreement in the absolute discretion of the Stockholders’ Representatives, and in general to do all things and to perform all acts including, without limitation, executing and delivering this Agreement and any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement.

    This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Stockholder, by operation of law, whether by such Stockholder’s death, disability protective supervision or any other event. Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation and, accordingly, each Stockholder hereby renounces its, his or her right to renounce this power of attorney unilaterally any time before the end of the Escrow Period.

    Each Stockholder hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Stockholders’ Representatives taken in good faith under this Agreement.

    Notwithstanding the power of attorney granted in this Article V, no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of the Stockholders having signed or given such directly instead of the Stockholders’ Representatives.

     SECTION 5.6      Liability. If the Stockholders’ Representatives are required by the terms of this Agreement to determine the occurrence of any event or contingency, the Stockholders’ Representatives shall, in making such determination, be liable to the Stockholders only for their proven bad faith as determined in light of all the circumstances, including the time and facilities available to him in the ordinary conduct of business. In determining the occurrence of any such event or contingency, the Stockholders’ Representatives may request from any of the Stockholders or any other person such reasonable additional evidence as the Stockholders’ Representatives in their sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency, and may at any time inquire of and consult with others, including any of the Stockholders, and the Stockholders’ Representatives shall not be liable to any Stockholder for any damages resulting from his delay in acting hereunder pending his receipt and examination of additional evidence requested by him.

     SECTION 5.7      Orders. The Stockholders’ Representatives are authorized, in their sole discretion, to comply with final, nonappealable orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator with respect to the Escrow Funds. If any portion of the Escrow Fund is disbursed to the Stockholders’ Representatives and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Stockholders’ Representatives are authorized, in their sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree which he is advised by legal counsel selected by him is binding upon him without the need for appeal or other action; and if the Stockholders’ Representatives comply with any such order, writ, judgment or decree, they shall not be liable to any Stockholder or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

     SECTION 5.8      Removal of Stockholders’ Representatives; Authority of Successor Stockholders’ Representatives. Stockholders who in the aggregate hold at least a majority of the Stockholders’ interest in the Escrow Fund shall have the right at any time during the term of the Escrow Agreement to remove the then-acting Stockholders’ Representatives and to appoint a successor Stockholders’ Representatives; provided, however, that neither such removal of the then acting Stockholders’ Representatives nor such appointment of successor Stockholders’ Representatives shall be effective until the delivery to the Escrow Agent of executed counterparts of a writing signed by each such Stockholder with respect to such removal and appointment, together with an acknowledgment signed by the successor Stockholders’ Representatives appointed in such writing they accept the responsibility of successor Stockholders’ Representatives and agree to perform and be bound by all of the provisions of this Agreement applicable to the Stockholders’ Representatives. Each successor Stockholders Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholders’ Representatives, and the term “Stockholders’ Representatives” as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Stockholders’ Representatives.

  ARTICLE VI

  Miscellaneous

     SECTION 6.1      Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Stockholders (by and through the Stockholders’ Representatives), Parent and the Escrow Agent, and their respective successors and assigns, whether so expressed or not.

     SECTION 6.2      Waiver of Consent. No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No modification or waiver of any provision of this Agreement, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

     SECTION 6.3      Captions. The Article and Section captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     SECTION 6.4      Notices. Any notice or other communication required or permitted hereunder shall be sufficiently given if delivered in person or sent by facsimile or by registered or certified mail or by recognized overnight courier, postage prepaid, addressed as follows:

    If to Parent or Merger Sub, to:

    Tellabs, Inc.
    1415 West Diehl Road
    Naperville, Illinois 60563
    Attention: General Counsel
    Facsimilie: 630-798-3231

    with a copy (which shall not constitute notice) to its counsel:

    Sidley Austin Brown & Wood
    Bank One Plaza
    10 South Dearborn
    Chicago, Illinois 60603
    Attention: Imad I. Qasim
    Facsimile: (312) 853-7036

    if to the Company, to:

    Ocular Networks, Inc.
    Sunset Corporate Plaza II
    11109 Sunset Hills Road
    Reston, VA 20190
    Attention: Edward H. Kennedy
    Facsimile: (703) 435-3394

    with a copy (which shall not constitute notice) to its counsel:

    Covington & Burling
    1201 Pennsylvania Avenue, N.W.
    Washington, DC 20004
    Attention: Paul V. Rogers
    Facsimile: (202) 662-6291

    if to the Escrow Agent, to:

    if to the Stockholders’ Representatives, to:

     Such notice or communication shall be deemed to have been given as of the date so delivered, sent by facsimile or mailed.

     SECTION 6.5      Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     SECTION 6.6      Governing Law. The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of Delaware, without regard to the choice of law provisions thereof. Except as set forth in Section 3.4(c) with respect to any arbitration commenced pursuant to Section 3.4, the non-prevailing party in any dispute arising hereunder shall bear and pay the costs and expenses (including without limitation reasonable attorneys’ fees and expenses) incurred by the prevailing party or parties in connection with resolving such dispute.

     SECTION 6.7      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     SECTION 6.8      Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the written consent of Parent, the Stockholders’ Representative and the Escrow Agent, and any amendment or waiver hereunder shall be effective and binding upon all Stockholders if signed by the Stockholders’ Representative.

  [Signature Page Follows]

  In Witness Whereof, each of the parties hereto, intending to be legally bound hereby, has duly executed this Escrow Agreement as of the date first above written.

  TELLABS, INC.

  By:______________________________
       Name:
       Title:

  ORBIT MERGER SUB, INC.

  By:______________________________
       Name:
       Title:

  OCULAR NETWORKS, INC.

  By:______________________________
       Edward H. Kennedy
       President

  [ESCROW AGENT]

  By:______________________________
       Name:
       Title:

  ______________________________
  Edward H Kennedy,
       as Stockholders’ Representative

  _______________________________
       Rob L. Soni,
       as Stockholders’ Representative